Exhibit 10.1

Execution Version

Deal CUSIP: 29717DAQ7
Facility CUSIP: 29717DAR5

TERM LOAN AGREEMENT

dated as of September 24, 2026

among

ESSEX PORTFOLIO, L.P.,
a California limited partnership,

CERTAIN SUBSIDIARIES OR JOINT VENTURES OF ESSEX FROM TIME TO TIME DESIGNATED BY ESSEX AS CO-BORROWERS HEREUNDER,

THE LENDERS LISTED HEREIN,

BANK OF AMERICA, N.A.,
as Administrative Agent

and

BOFA SECURITIES, INC.,
as Sole Bookrunner

and

BOFA SECURITIES, INC.,
CITY NATIONAL BANK,
PNC CAPITAL MARKETS LLC,
and
TD BANK, N.A.
as Co-Syndication Agents

BOFA SECURITIES, INC.,
CITY NATIONAL BANK,
PNC CAPITAL MARKETS LLC,
and
TD BANK, N.A.
as Joint Lead Arrangers

    i

(continued)

(continued)

(continued)

SCHEDULES & EXHIBITS

SCHEDULE 1.1	LENDERS’ NAMES AND PRO RATA SHARES
SCHEDULE 1.2	ADMINISTRATIVE AGENT’S OFFICE; ADMINISTRATIVE AGENT’S PAYMENT OFFICE
EXHIBIT A-1	UNENCUMBERED STABILIZED ASSET PROPERTY
EXHIBIT A-2	UNENCUMBERED DEVELOPMENT PROPERTY
EXHIBIT B	FORM OF LOAN NOTICE
EXHIBIT C	FORM OF BORROWER DETAIL FORM
EXHIBIT D	COMPLIANCE CERTIFICATE
EXHIBIT E	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT F	FORM OF PAYMENT GUARANTY (GUARANTOR)
EXHIBIT G	FORM OF NOTE
EXHIBIT H	FORM OF CO-BORROWER JOINDER AGREEMENT
EXHIBIT I	FORM OF BORROWER ASSIGNMENT AND ASSUMPTION AGREEMENT

TERM LOAN AGREEMENT
This TERM LOAN AGREEMENT (this “Agreement”), dated as of September 24, 2026, is among ESSEX PORTFOLIO, L.P., a California limited partnership (“Initial Borrower”), the parties from time to time identified by Borrower Representative (as defined below) as Co-Borrowers pursuant to Section 5.05 (as of the applicable date of determination, the collective reference to Initial Borrower and such Co-Borrowers that have been identified pursuant to Section 5.05 and not released pursuant to Section 5.05, each a “Borrower” and collectively, the “Borrower Parties”), the several financial institutions from time to time party to this Agreement (collectively, the “Lenders,” and individually, each a “Lender”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, “Administrative Agent”).
Background
Initial Borrower has requested that Administrative Agent and Lenders make a term loan to Initial Borrower in the maximum amount of Two Hundred Seventy-Five Million Dollars ($275,000,000). Administrative Agent and Lenders are willing to make such term loan, subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, covenants and agreements of Borrower and Guarantor set forth herein and in the other Loan Documents.
Agreement
NOW, THEREFORE, in consideration of the premises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
1.    DEFINITIONS.
1.01    Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:
“Accommodation Mortgage” means any consolidated mortgage or amended and restated mortgage by and from Borrower, a Joint Venture, or a Subsidiary in favor of Administrative Agent, for the benefit of the Lenders.
“Accommodation Mortgage Note” means any consolidated, amended and restated promissory note (that consolidates, amends and restates an Existing Accommodation Mortgage Note), made by Borrower, a Joint Venture, or a Subsidiary that owns an Accommodation Mortgage Property and payable to the order of Administrative Agent, for the ratable benefit of the Lenders, and with respect to which Borrower shall be deemed to be a co-obligor with such subsidiary, if applicable.
“Accommodation Mortgage Property” has the meaning set forth in Section 8.01.
“Act” has the meaning set forth in Section 10.16.
“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder and under the other Loan Documents, and any successor administrative agent.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 1.2, or such other address or account as Administrative Agent may from time to time notify the Borrower Parties and the Lenders in writing.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.
“Agent Parties” has the meaning set forth in Section 10.02(c).
“Aggregate Commitments” means the aggregate Commitments of all the Lenders, as adjusted from time to time in accordance with the terms of this Agreement. As of the Closing Date, the Aggregate Commitments were equal to $275,000,000.
“Agreement” has the meaning set forth in the introductory paragraph hereof.
“Applicable Base Rate Loan Margin” means the Applicable Loan Margin for Base Rate Loans.
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Loan Margin” means the Applicable SOFR Loan Margin or the Applicable Base Rate Loan Margin determined from the following pricing grid based on the current published or private ratings of Initial Borrower’s senior unsecured long-term debt, as provided below:

TIER	INITIAL BORROWER’S SENIOR UNSECURED LONG TERM DEBT RATING	APPLICABLE SOFR LOAN MARGIN	APPLICABLE BASE RATE LOAN MARGIN
I	A- and/or A3 or better	0.75%	0.00%
II	BBB+ and/or Baa1	0.80%	0.00%
III	BBB and/or Baa2	0.90%	0.00%
IV	BBB- and/or Baa3	1.15%	0.15%
V	Less than BBB- and/or Baa3	1.55%	0.55%

Borrower shall provide to Administrative Agent written evidence of the current rating or ratings on Initial Borrower’s senior unsecured long term debt by any of Moody’s, S&P and/or Fitch, if such rating agency has provided to Initial Borrower a rating on such senior unsecured long term debt, which evidence shall be reasonably acceptable to Administrative Agent; provided, that, at a minimum, Initial Borrower must provide such a rating from either Moody’s or S&P. In the event that Initial Borrower has a rating on its senior unsecured long term debt provided by (a) both Moody’s and S&P, (b) both Moody’s and Fitch, (c) both S&P and Fitch, or (d) each of Moody’s, S&P and Fitch, and there is a difference in rating between such rating agencies, the Applicable Loan Margin shall be based on the higher rating. Changes in the Applicable Loan Margin shall become effective on the first day following the date on which any of Moody’s, S&P or Fitch that has provided Initial Borrower a rating on Initial Borrower’s senior unsecured long-term debt changes such rating. Initial Borrower shall notify Administrative Agent of any such changes in Initial Borrower’s senior unsecured long-term debt pursuant to and in accordance with Section 5.04(i). On the Closing Date, the Applicable Loan Margin shall be based on Tier II.
“Applicable SOFR Loan Margin” means the Applicable Loan Margin for Term SOFR Loans and Daily Simple SOFR Loans.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means, collectively, BofA Securities, Inc., City National Bank, PNC Capital Markets LLC and TD Bank, N.A. in their capacities as joint lead arrangers.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.05), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one-half of one percent (1/2 of 1%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” (c) Term SOFR plus one percent (1.00%) and (d) one percent (1.00%). The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03, then the Base Rate shall be the greater of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Term Loan that bears interest based on the Base Rate.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning set forth in the introductory paragraph hereof.

“Borrower Assignment and Assumption Agreement” means an assignment and assumption agreement, in substantially the form of Exhibit I, executed in connection with the release of a Borrower Party pursuant to Section 5.05(b), pursuant to which the remaining Borrower Parties, jointly and severally, assume the Obligations and all other indebtedness, liabilities and obligations of the released Borrower Party hereunder.
“Borrower Detail Form” means a borrower detail form, in the form of Exhibit C, signed and certified by an authorized financial officer of Borrower.
“Borrower Materials” has the meaning set forth in Section 5.03.
“Borrower Parties” has the meaning set forth in the introductory paragraph hereof.
“Borrower Representative” has the meaning set forth in Section2.15.
“Borrower’s Knowledge” means the actual knowledge of the general counsel, principal financial officer or chief executive officer of the general partner of the applicable Borrower Party; provided, however, that, if Administrative Agent or any Lender sends a notice with regards to any matter pursuant to the provisions of Section 10.02 hereof, the applicable Borrower Party shall be deemed to have knowledge of the matters set forth in such notice as of the date of receipt of such written notice.
“Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Term SOFR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.
“Capital Interest” means, with respect to any Joint Venture, the ratio of (i) Initial Borrower’s contribution to the capital of such Joint Venture to (ii) the aggregate amount of all contributions to the capital of such Joint Venture.
“Capital Reserve” means $50.00 per unit per quarter for all stabilized real properties owned by Guarantor and its consolidated subsidiaries.
“Capitalization Rate” means 5.75%.
“Cash and Cash Equivalents” means, as of any date, unrestricted cash and unrestricted:
(a)    securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than one year from such date;
(b)    mutual funds organized under the United States Investment Company Act rated AAm or AAm-G by S&P and P-1 by Moody’s;
(c)    certificates of deposit or other interest-bearing obligations of a bank or trust company which is a member in good standing of the Federal Reserve System having a short term unsecured debt rating of not less than A-1 by S&P and not less than P-1 by Moody’s (or in each case, if no bank or trust company is so rated, the highest comparable rating then given to any bank or trust company, but in such case only for funds invested overnight or over a weekend) provided that such investments shall mature or be redeemable upon the option of the holders thereof on or prior to a date three months from the date of their purchase;
(d)    bonds or other obligations having a short term unsecured debt rating of not less than A-1+ by S&P and P-1+ by Moody’s and having a long term debt rating of not less than Al by Moody’s issued by or by authority of any state of the United States, any territory or possession of the United States, including the Commonwealth of Puerto Rico and agencies thereof, or any political subdivision of any of the foregoing;
(e)    repurchase agreements issued by an entity rated not less than A-1+ by S&P, and not less than P-1 by Moody’s which are secured by U.S. Government securities of the type described in clause (a) of this definition maturing on or prior to a date one month from the date the repurchase agreement is entered into;
(f)    short term promissory notes rated not less than A-1+ by S&P, and not less than P-1 by Moody’s maturing or to be redeemable upon the option of the holders thereof on or prior to a date one month from the date of their purchase;
(g)    commercial paper (having original maturities of not more than 365 days) rated at least A-1+ by S&P and P-1 by Moody’s and issued by a foreign or domestic issuer who, at the time of the investment, has outstanding long-term unsecured debt obligations rated at least Al by Moody’s;
(h)    investments in money market funds in which substantially all the assets are comprised of investments of the character, quality and maturity described in clauses (i) through (g) of this definition; and
(i)    marketable securities actively traded on a public exchange.
“Change in Control” means (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35.0% of the total voting power of the then outstanding voting stock of Guarantor; provided, however, that Persons acquiring common shares of Guarantor from Guarantor in connection with an acquisition or other transaction with Guarantor, without any agreement among such Persons to act together to hold, dispose of, or vote such shares following the acquisition of such shares, shall not be considered a “group” for purposes of this clause or (b) during any period of 12 consecutive months ending after the Closing Date, individuals who at the beginning of any such 12 month period constituted the Board of Directors of Guarantor cease for any reason to constitute a majority of the Board of Directors of Guarantor then in office, excluding any change in directors or trustees resulting from (i) the election of any new directors whose election by the Board of Directors or whose nomination for election by the shareholders of Guarantor was approved by a vote of a majority of the directors or trustees then still in office who were either directors or trustees at the beginning of such period or whose election or nomination for election was previously so approved), (ii) the retirement/resignation of any director or trustee as a result of compliance with any written policy of Guarantor requiring retirement/resignation from the Board of Directors upon reaching the retirement age specified in such policy, (iii) the death or disability of any director or trustee, (iv) satisfaction of any requirement for the majority of the members of the board of directors or trustees of Guarantor to qualify under applicable law as independent directors or trustees or (v) the replacement of any director or trustee who is an officer or employee of Guarantor or an affiliate of Guarantor with any other officer or employee of Guarantor or an affiliate of Guarantor.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.
“Closing Date” means the earliest date on which all conditions precedent set forth in Section 4.01 are satisfied or waived in accordance with Section 10.01(a).
“CME” means CME Group Benchmark Administration Limited.
“Co-Borrower” has the meaning set forth in Section 5.05 hereof.
“Co-Borrower Joinder Agreement” means a Co-Borrower Joinder Agreement substantially in the form of Exhibit H hereto, executed and delivered by a new Co-Borrower in accordance with the provisions of Section 5.05.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
“Commitment” means, as to each Lender, its obligation to make Term Loans to the Borrower Parties pursuant to Article 2, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. §1 et seq.), as amended from time to time, and any successor statute.
“Communication” means this Agreement, any Loan Document and any document, any amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Completion of Construction” means, with respect to any real property, the date that final certificates of occupancy have been issued for all buildings on such property.
“Compliance Certificate” means a compliance certificate, substantially similar to the form of Exhibit D, signed and certified by an authorized financial officer of Borrower.

“Conforming Changes” means, with respect to the use, administration of or any conventions associated with SOFR or any proposed Successor Rate, Daily Simple SOFR, or Term SOFR, as applicable, any conforming changes to the definitions of “Base Rate”, “Daily Simple SOFR,” “SOFR”, “Term SOFR” and “Interest Period”, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definitions of “Business Day” and “U.S. Government Securities Business Day”, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of Administrative Agent, to reflect the adoption and implementation of such applicable rate(s) and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such rate exists, in such other manner of administration as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Entity” has the meaning set forth in Section 10.20(b).
“Covered Party” has the meaning set forth in Section 10.20(a).
“Daily Simple SOFR” means, with respect to any applicable determination date, SOFR published on the fifth (5th) U.S. Government Securities Business Day preceding such day by the SOFR Administrator on the Federal Reserve Bank of New York’s website (or any successor source); provided, however, that if such day is not a U.S. Government Securities Business Day, then Daily Simple SOFR means such rate so published on the fifth (5th) U.S. Government Securities Business Day preceding the first (1st) U.S. Government Securities Business Day immediately prior thereto;. Any change in Daily Simple SOFR shall be effective from and including the date of such change without further notice. If the rate as so determined would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of the Loans and Loan Documents.
“Daily Simple SOFR Rate Loan” means a Loan made hereunder with respect to which the interest rate is calculated by reference to Daily Simple SOFR.
“Debt Service” means with respect to any Indebtedness, the sum of (x) the aggregate interest payments and other fees paid or payable in respect of or relating to such Indebtedness, plus (y) the aggregate principal installments paid and payable (but not balloon payments) and excluding any non-cash mark to market items and prepayment premiums.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or circumstance which, with notice or the passage of time or both, would become an Event of Default.
“Default Rate” means an interest rate equal to the Base Rate plus the Applicable Base Rate Loan Margin plus two percent (2%) per annum; provided, however, that with respect to a Term SOFR Rate Loan or a Daily Simple SOFR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate

(including any Applicable SOFR Loan Margin) otherwise applicable to such Loan plus two percent (2%) per annum.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days after the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days after the date when due, (b) has notified the Borrower Representative or Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or the Borrower Representative, to confirm in writing to Administrative Agent and the Borrower Representative that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrower Representative), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar Debtor Relief Laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower Representative and each Lender.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Development Limits” has the meaning given to it in Section 5.07.
“Dollar” and “$” mean lawful money of the United States.
“EBITDA” means, for any fiscal period of Guarantor and its consolidated subsidiaries, without duplication, (a) the sum for such period of (i) consolidated net income, (ii) consolidated interest expense (including capitalized interest expense); (iii) consolidated charges against income for all federal, state and local taxes based on income, (iv) consolidated depreciation expense, (v) consolidated amortization expense, (vi) the aggregate amount of other non-cash charges and expenses, and (vii) the aggregate amount of extraordinary losses included in the determination of consolidated net income for such period, less (b) the aggregate amount of extraordinary gains included in the determination of consolidated net income for such period, and in each case excluding all Non-Borrower Interests, all as determined in accordance with GAAP, consistently applied. For purposes of this definition, EBITDA includes Initial Borrower’s pro rata shares of interest expense, federal, state and local taxes based on income, depreciation expense and amortization expense for such Joint Venture Investments. For the purposes of calculating EBITDA in order to determine Gross Asset Value, EBITDA shall not be deemed to include corporate level general and administrative expenses and other corporate expenses, such as land holding costs, employee and trustee stock and stock option expenses and pursuit costs write-offs, all as determined in good faith by Initial Borrower.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent..
“EEA Member Country” means any of the member states of the European Union, Iceland, Lichtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” has the meaning set forth in Section 10.21.
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) an Eligible Lender; and (e) any other Person (other than a natural person (or holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or a Defaulting Lender) approved by (i) Administrative Agent in its reasonable discretion, and (ii) unless an Event of Default has occurred and is continuing, the Borrower Representative (each such approval by the Borrower Representative not to be unreasonably withheld or delayed); provided that the Borrower Representative shall be deemed to have consented to any such assignment unless the Borrower Representative objects thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof; provided further, that notwithstanding the foregoing, “Eligible Assignee” shall not include any Borrower Party or any of such Borrower Party’s Affiliates or subsidiaries. Approval by Administrative Agent or, if required, by the Borrower Representative, of any Person as an Eligible Assignee shall not constitute a waiver of any right to approve any other Person before such other Person can become an Eligible Assignee.
“Eligible Lender” means any Person, other than a Borrower Party or any Affiliates or subsidiaries of a Borrower Party who (i) is rated BBB or better by S&P or Baa2 or better by Moody’s or is a commercial bank, financial institution, institutional lender with total assets of at least $10,000,000,000, and (ii) is regularly engaged in the business of commercial real estate lending and maintains one or more lending offices in the United States.
“Environmental Laws” means all federal, state, and local laws, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, governmental restrictions and regulations relating to pollution and the protection of the environment or the release of any Hazardous Substances into the environment, including the Comprehensive Environmental Response, Compensation

and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1802, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Toxic Substance Control Act of 1976, as amended, 15 U.S.C. § 2601 et seq., the Clean Water Act, 33 U.S.C. § 466 et seq., as amended, and the Clean Air Act, 42 U.S.C. § 7401 et seq.
“Equity Forward Contract” means a forward equity contract with respect to common Equity Interests of Guarantor, entered into by Guarantor and a Person (other than a Subsidiary of Guarantor).
“Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Initial Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Initial Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Initial Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan: or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Initial Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events or circumstances specified in Section 7.01.
“Excluded Taxes” means, with respect to Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower Parties hereunder, (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it, under the laws of any Governmental Authority, (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any Governmental Authority, (c) in the case of a Lender, any withholding tax that is imposed on amounts payable to such Lender pursuant to a law in effect at the time such Lender acquired the applicable interest in the Loan or Commitment (or designates a new Lending

Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower Parties with respect to such withholding tax pursuant to Article 3, (d) Taxes attributable to such Lender’s failure or inability to comply with Section 3.01 and (e) any U.S. federal withholding Taxes imposed by FATCA.
“Existing Accommodation Mortgage” means a mortgage creating a Lien on an Accommodation Mortgage Property for which the Administrative Agent, for the benefit of the Lenders, is not the mortgagee.
“Existing Accommodation Mortgage Note” means the promissory note or notes evidencing the Indebtedness secured by an Existing Accommodation Mortgage.
“Extension Fee” means (a) with respect to an extension of the Initial Maturity Date pursuant to Section 2.11(a) a non-refundable fee in the amount of 12.5 basis points of the Outstanding Amount of all Loans, and (b) with respect to an extension of the First Option Maturity Date pursuant to Section 2.11(b), a non-refundable fee in the amount of 12.5 basis points of the Outstanding Amount of all Loans.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.
“Fee Letter” means (i) that certain Mandate and Fee Letter, dated as of July 24, 2026, by and among Bank of America, Arranger and the Initial Borrower and (ii) any other fee letter executed by and among Bank of America, Arranger and a Borrower Party.
“First Option Maturity Date” has the meaning set forth in Section 2.11(a).
“Fitch” means Fitch, Inc.
“Fixed Charges” means, for any fiscal period of Guarantor and its consolidated subsidiaries, the sum of the following items for such period (including Initial Borrower’s pro rata share of each such item for each Joint Venture): (i) interest expense (whether paid or accrued), other than interest expense on Permitted Subordinated Indebtedness, (ii) capitalized interest expense, other than capitalized interest expense with respect to Permitted Subordinated Indebtedness, (iii) preferred stock dividends, (iv) scheduled principal payments on Indebtedness, other than balloon payments and other than payments in respect to Permitted Subordinated Indebtedness, and (v) a reserve for recurring capital expenditures in an amount equal to the Capital Reserve for such period. For the purposes hereof, “Fixed Charges” shall not include any non-cash interest expense or deferred amortization costs.
“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction. As an example, if Borrower is a resident of the United States for tax purposes, a “Foreign Lender” will be any Lender that is organized under the laws of any country other than the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funds From Operations” means, with respect to Guarantor and its consolidated subsidiaries, net income calculated in conformity with the National Association of Real Estate Investment Trusts in its White Paper on Funds From Operations, as published from time to time.
“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
“Gross Asset Value” means, at any time, the sum (without duplication) of (a) an amount equal to EBITDA for Guarantor and its consolidated subsidiaries for the most recent four (4) consecutive fiscal quarters for which Administrative Agent has received financial statements (the “Measuring Period”) (excluding any income attributable to properties bought or sold during such Measuring Period), and divided by the applicable Capitalization Rate (expressed as a decimal); (b) the amount of cash and marketable securities held by Guarantor and its consolidated subsidiaries as of the end of such Measuring Period; (c) the aggregate acquisition cost of properties acquired by Guarantor or any of its consolidated subsidiaries during such Measuring Period (including Initial Borrower’s pro rata shares of any properties acquired by Joint Ventures, based on its Capital Interests in such Joint Ventures); (d) the aggregate positive amount of net cash proceeds that would be due to Guarantor from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by Guarantor’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided, that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) Guarantor or the counterparty would not reasonably be expected (as determined in good faith by Guarantor), for any reason, to be able to fulfill its obligations thereunder prior to the latest Maturity Date or (y) Guarantor no longer intends to issue shares sufficient to realize such proceeds; and (e) the aggregate book value of all development property as of the end of the Measuring Period (including Initial Borrower’s pro rata share of development property held by Joint Ventures, based on its Capital Interests in such Joint Ventures). For the purposes of the foregoing clause (e), “development property” shall include all properties from the date that such properties are listed as development projects in Guarantor’s 10K or 10Q until the date that is eighteen (18) months following the date on which Completion of Construction on such development property has occurred.

“Guarantor” means any one of Essex Property Trust, Inc., a Maryland corporation operating as a real estate investment trust, and each Person that subsequently becomes a Guarantor pursuant to Section 5.05.
“Guaranty” means (a) that certain Payment Guaranty, dated as of the Closing Date, executed by Guarantor and substantially in the form of Exhibit F attached hereto and (b) each other Payment Guaranty delivered following the Closing Date pursuant to Section 5.05(b) by a Guarantor substantially in the form of Exhibit F, in each case as amended, restated, supplemented or otherwise modified from time to time.
“Guaranty Obligation” means, as applied to any Person, without duplication, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation of another Person. The amount of any Guaranty Obligation shall be deemed equal to the maximum reasonably anticipated liability in respect thereof.
“Hazardous Substance” means any substance, material or waste, including asbestos and petroleum (including crude oil or any fraction thereof), polychlorinated biphenyls, radon gas, urea formaldehyde foam insulation, explosive or radioactive material, or infectious or medical wastes, which is or becomes designated, classified or regulated as “toxic,” “hazardous,” a “pollutant” or similar designation under, or which is regulated pursuant to, any Environmental Law.
“Increase Effective Date” has the meaning set forth in Section 2.12(d).
“Increasing Lender” has the meaning set forth in Section 2.12(a).
“Indebtedness” means, as it relates to any Person, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services; (c) all reimbursement obligations with respect to surety bonds, letters of credit and similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (g) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.
“Indemnified Taxes” means Taxes other than Excluded Taxes, and arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.
“Indemnitee” has the meaning set forth in Section 10.04(b).
“Information” has the meaning set forth in Section 10.06.
“Initial Borrower” has the meaning set forth in the introductory paragraph hereof.
“Initial Maturity Date” means September 24, 2029, or, if such date is not a Business Day, the immediately preceding Business Day.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case (a) and (b) undertaken under U.S. federal, state or foreign law, including the United States Bankruptcy Code (11 U.S.C. §101 et seq.).
“Intercompany Creditor” has the meaning set forth in Section 5.15(b).
“Interest Payment Date” means (a) with respect to any Base Rate Loan or Daily Simple SOFR Rate Loan, the first (1st) Business Day of each calendar month and the Maturity Date and (b) with respect to any Term SOFR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Term SOFR Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates.
“Interest Period” means, as to each Term SOFR Rate Loan, the period commencing on the date such Term SOFR Rate Loan is disbursed or converted to or continued as a Term SOFR Rate Loan and ending on the date one, three or six months thereafter, as selected by Borrower Representative in its Loan Notice (in the case of each requested Interest Period, subject to availability); provided that:
(a)    any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Term SOFR Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)    any Interest Period pertaining to a Term SOFR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)    no Interest Period shall extend beyond the Maturity Date.
“Joint Venture” means a Person in which Initial Borrower has an ownership interest that is less than 100%.
“Joint Venture Investments” means the aggregate amount of Initial Borrower’s investments (valued in accordance with GAAP), advances and loans to Joint Ventures unconsolidated under GAAP.
“Law(s)” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lender” and “Lenders” have the meaning set forth in the introductory paragraph hereof.
“Lender-Related Party” has the meaning set forth in Section 10.04(f).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in the Administrative Questionnaire for such Lender, or such other office as such Lender may designate to the Borrower Parties and Administrative Agent in writing from time to time, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the lessor’s interest under a capital lease (determined in accordance with GAAP), any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement under the UCC (or any comparable law naming the owner of the asset to which such lien relates as debtor) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease (determined in accordance with GAAP).
“Loan” means an extension of credit by a Lender to Initial Borrower or any Co-Borrower under Article 2 in the form of a Term Loan.
“Loan Documents” means this Agreement, the Notes, each Guaranty, each Co-Borrower Joinder Agreement, any Accommodation Mortgage, the Fee Letter and any other documents delivered to Administrative Agent, on behalf of the Lenders, in connection therewith, in each case as supplemented, modified, amended or amended and restated from time to time.
“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Term Loans from one Type to the other, or (c) a continuation of Term SOFR Rate Loans, in each case pursuant to Section 2.02, which shall be substantially in the form of Exhibit B or such other form as may be approved by Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower Representative.
“Loan Party” or “Loan Parties” means, individually or collectively, Initial Borrower, each Co-Borrower and Guarantor.
“Material Adverse Effect” means an event or circumstance or series of circumstances or events that materially and adversely affects (a) Initial Borrower’s or Guarantor’s business, operations, properties or financial condition, taken as a whole; or (b) the ability of Initial Borrower or Guarantor to pay or perform any of their respective payment obligations under the Loan Documents; (c) the legality, validity, binding effect or enforceability against Initial Borrower or Guarantor of any Loan Document to which it is a party; or (d) the rights and remedies available to, or conferred upon, Administrative Agent or any Lender under any Loan Document.
“Maturity Date” means the Initial Maturity Date, subject to being extended as set forth in Section 2.11
“Maximum Facility Amount” means an amount equal to Two Hundred Seventy-Five Million Dollars ($275,000,000), subject to increase pursuant to, and on the terms and subject to the conditions set forth in, Section 2.12, and as such amount shall be reduced from time to time on a dollar-for-dollar basis by all repayments of principal of the Loans.
“Maximum Rate” has the meaning set forth in Section 2.05(d).

“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Initial Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Operating Income” means, with respect to any property, for the relevant period, the aggregate total cash revenues actually collected from the normal operation of such property (excluding all security deposits until such time as the tenant or other user making such deposit is no longer entitled to return thereof), plus amounts payable to unrelated third parties on behalf of the owner of the property, if actually paid, plus the proceeds of any rental or business interruption insurance actually received by the owner of the property with respect to such property, from which there shall be deducted all costs and expenses paid or payable by the owner and relating to such property (other than Debt Service which is paid and balloon payments), including (a) any charges paid in connection with the use, ownership or operation of such property, (b) any cost of repairs and maintenance, (c) management fees calculated as the greater of (x) the actual management fees for the applicable period and (y) 3% of the aggregate gross revenues for such property for the relevant period, plus any other costs associated with the management of such property, (d) any payroll cost and other expenses for general administration and overhead paid in connection with the use, ownership or operation of such property, (e) current real estate taxes, (f) any sums paid or subject to payment in the nature of a rebate, refund or other adjustment to revenue previously collected, (g) all assessment bond indebtedness (whether principal or interest) in respect of such property paid or payable for the interval in question, (h) all amounts paid to unrelated third parties on behalf of the owner of the property, and (i) any and all costs or expenses, of whatever nature or kind, incurred in connection with the use, ownership or operation of the property; provided, however, that such costs and expenses paid or payable by Initial Borrower and relating to such property shall not include tenant improvement costs, leasing commissions or the costs and expenses of capital improvements and capital repairs, or depreciation, amortization or other non-cash expenses.
“Non-Borrower Interests” means (a) the portion of capital contributed to Initial Borrower or any Joint Venture by a Person other than Initial Borrower or Guarantor; and (b) the portion of income of Initial Borrower or any Joint Venture that is allocated to a Person other than Initial Borrower or Guarantor.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
“Non-Recourse Indebtedness” means, with respect to any Person, Indebtedness of that Person with respect to which recourse to such Person for payment is contractually limited to specific assets encumbered by a Lien securing such Indebtedness. Notwithstanding the foregoing, Indebtedness of any Person shall not fail to constitute Non-Recourse Indebtedness by reason of the inclusion in any document evidencing, governing, securing or otherwise relating to such Indebtedness to the effect that such Person shall be liable, beyond the assets securing such Indebtedness, for (a) misapplied moneys, including insurance and condemnation proceeds and security deposits, (b) liabilities (including environmental liabilities) of the holders of such Indebtedness and their Affiliates to third parties, (c) breaches of customary representations and warranties given to the holders of such Indebtedness, (d) commission of waste with respect to any part of the collateral securing such Indebtedness, (e) recovery of rents, profits or other income attributable to the collateral securing such Indebtedness collected following a default, (f) fraud, gross negligence or willful misconduct, (g) breach of any covenants regarding compliance with ERISA, and (h) other similar exceptions to the non-recourse nature of the Indebtedness imposed by an institutional lender.

“Note” means each promissory note of Initial Borrower or any Co-Borrowers payable to the order of a Lender, substantially in the form of Exhibit G hereto, together with each Co-Borrower Joinder Agreement executed by any Co-Borrower, to the extent the same has not been terminated pursuant to Section 5.05, and any amendments, supplements, modifications, renewals, replacements, consolidations or extensions thereof, evidencing the aggregate indebtedness of the Borrower Parties to a Lender resulting from Loans made by such Lender pursuant to this Agreement; “Notes” means, at any time, all of the Notes executed by Initial Borrower or any Co-Borrowers in favor of a Lender outstanding at such time.
“Obligations” means all Loans, advances, debts, liabilities, obligations and covenants owing from the Borrower Parties or Guarantor to any Lender, Administrative Agent or any Indemnitee under any Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against the Borrower Parties or Guarantor of any proceeding under any Insolvency Proceeding naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“Obligor” has the meaning set forth in Section 5.15(b).
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document. Other Taxes shall not include any Excluded Taxes.
“Outstanding Amount” means the aggregate outstanding principal amount of the Term Loans after taking into account all prepayments or repayments of Term Loans occurring prior to such date.
“O&M Plan” means an operations and maintenance plan relating to any asbestos containing materials.
“Participant” has the meaning set forth in Section 10.05(d).
“Participant Register” has the meaning set forth in Section10.05(d).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Initial Borrower or any ERISA Affiliate or to which Initial Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Liens” means (i) liens for Taxes, assessments or governmental charges or levies to the extent that Initial Borrower or any subsidiary of Initial Borrower is not yet required to pay the amount secured thereby; (ii) liens imposed by law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings and in compliance with Section 5.15(c) hereof, as long as Initial Borrower or a subsidiary of Initial Borrower, as applicable, has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, no property of Initial Borrower or a subsidiary of Initial Borrower, as applicable, is in danger of being lost or forfeited; (iii) easements, covenants, conditions and restrictions, reciprocal easement and access agreements and similar agreements relating to ownership and operation; and (iv) Liens in favor of Administrative Agent, for the benefit of the Lenders, pursuant to Article 8 (including any Accommodation Mortgage).
“Permitted Subordinated Indebtedness” means Indebtedness owing by an Obligor to an Intercompany Creditor, provided that such Intercompany Creditor has executed a subordination agreement in form and substance acceptable to Administrative Agent in its reasonable discretion.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, joint stock company, business trust, unincorporated association or Governmental Authority.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Initial Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning set forth in Section 5.03.
“Pro Rata Share” means, as to any Lender at any time, the percentage indicated for such Lender as its “Pro rata Share” on Schedule 1.1 (expressed as a decimal rounded to the ninth decimal place), as such percentage may be adjusted from time to time as a result of an increase in the Maximum Facility Amount as provided in Section2.12 or to account for any assignments of a Lender’s interest as provided in Section 10.05.
“Public Lender” has the meaning set forth in Section 5.03.
“QFC” has the meaning set forth in Section 10.20.
“QFC Credit Support” has the meaning set forth in Section 10.20.
“Register” has the meaning set forth in Section 10.05(c).
“Regulatory Authority” has the meaning set forth in Section 10.06.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Removal Effective Date” has the meaning set forth in Section 9.06(b).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Lenders” means, as of any date of determination, the Lenders having at least fifty-one percent (51%) of the Commitments or, if the commitment of each Lender to make Loans has been terminated, the Lenders holding in the aggregate at least fifty-one percent (51%) of the Outstanding Amount of all Loans; provided, however, that the Commitment of, and the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that if there are fewer than three Lenders, all Lenders shall be Required Lenders. Notwithstanding the foregoing, as long as there are at least two (2) Lenders (other than Defaulting Lenders), Required Lenders shall include at least two (2) Lenders.

“Requirements” shall have the meaning set forth in Section 5.01(a).
“Requirements of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation, or any determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Rescindable Amount” has the meaning as specified in Section 2.09(a).
“Resignation Effective Date” has the meaning set forth in Section 9.06.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority
“Responsible Officer” means any officer of the general partner, manager or managing member of Initial Borrower (and/or any Co-Borrower, if applicable at such time), or having the authority to execute Loan Documents and Loan Notices on behalf of the Borrower Parties, as identified to Administrative Agent in a certificate executed by the General Counsel, Principal Financial Officer, Chief Executive Officer, Vice President-Finance or Secretary of the Initial Borrower’s general partner.
“Sanctions” means any sanction administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, His Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Scheduled Unavailability Date” has the meaning set forth in Section 3.05(b).
“Second Option Maturity Date” has the meaning given to such term in Section 2.11(b).
“Secured Debt” means (i) other than with respect to Joint Ventures, Indebtedness that is secured by a Lien encumbering real property owned or leased by the obligor and (ii) with respect to a Joint Venture, Initial Borrower’s and Guarantor’s pro rata share of Indebtedness that is secured by a Lien encumbering real property owned by such Joint Venture based upon Initial Borrower’s and Guarantor’s Capital Interests in such Joint Venture. Notwithstanding the foregoing, Secured Debt shall not include any Permitted Subordinated Indebtedness.
“SOFR” means the Secured Overnight Financing Rate as administered by the Federal Reserve Bank of New York (or a successor administrator).
“SOFR Administrator” means the Federal Reserve Bank of New York, as the administrator of SOFR, or any successor administrator of SOFR designated by the Federal Reserve Bank of New York or other person acting as the SOFR Administrator at such time that is satisfactory to Administrative Agent.
“Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Initial Borrower.
“Successor Rate” has the meaning set forth in Section 3.05.

“Supported QFC” has the meaning set forth in Section 10.20.
“swap” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“S&P” means S&P Global Ratings, a division of S&P Global Inc.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority.
“Term Loan” means (a) on the Closing Date, the Aggregate Commitments, and (b) thereafter, the Outstanding Amount.
“Term SOFR” means:
(a)    for any Interest Period with respect to a Term SOFR Rate Loan, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to the commencement of such Interest Period with a term equivalent to such Interest Period; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the Term SOFR Screen Rate two U.S. Government Securities Business Days prior to such date with a term of one (1) month commencing that day; provided that if the rate is not published prior to 11:00 a.m. on such determination date then Term SOFR means the Term SOFR Screen Rate on the first U.S. Government Securities Business Day immediately prior thereto;
provided that if the Term SOFR determined in accordance with either of the foregoing clauses (a) or (b) of this definition would otherwise be less than zero percent (0.00%), Term SOFR shall be deemed zero percent (0.00%) for purposes of this Agreement.
“Term SOFR Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of Term SOFR.
“Term SOFR Replacement Date” has the meaning set forth in Section 3.05(b)(iii).
“Term SOFR Screen Rate” means the forward-looking SOFR term rate administered by CME (or any successor administrator satisfactory to Administrative Agent) and published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by Administrative Agent from time to time).
“Total Liabilities” means, without duplication, (a) all Indebtedness of Guarantor and its consolidated subsidiaries, including subordinated debt, capitalized leases, purchase obligations (defined as nonrefundable deposits and non-contingent obligations), and unfunded obligations of Guarantor, Initial Borrower or any consolidated subsidiary reported in accordance with GAAP; (b) Initial Borrower’s and Guarantor’s pro rata share of non-recourse liabilities of unconsolidated Joint Ventures, based on its Capital Interests in such Joint Ventures; and (c) all liabilities of Affiliates that are recourse to Initial Borrower or Guarantor. The term “Total Liabilities” does not include (i) that portion of Initial Borrower’s liabilities attributable to Non-Borrower Interests; (ii) any Permitted Subordinated Indebtedness; and (iii) to the extent any of the items set forth in the foregoing clauses (a) through (c) would be included as liabilities on the liability side of the balance sheet of Initial Borrower and/or Guarantor in accordance with GAAP, excluding therefrom all accounts payable, accrued interest and expenses, prepaid rents, security deposits, tax liabilities and dividends declared but not yet paid.
“Trade Date” has the meaning set forth in Section10.05(b)(i)(B).
“Type” means, in connection with a Loan, the characterization of such loan as a Base Rate Loan, a Daily Simple SOFR Rate Loan or a Term SOFR Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any jurisdiction, as the same may be amended, modified or supplemented from time to time.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unencumbered Asset Value” means, at any time, an amount equal to the sum of (a) the Unencumbered Development Property Value plus (b) the Unencumbered Stabilized Asset Property Value plus (c) the aggregate positive amount of net cash proceeds that would be due to Guarantor from all Equity Forward Contracts that have not yet settled as of such date, calculated as if such Equity Forward Contracts were settled by Guarantor’s delivery of its common shares as of, and such net cash proceeds were actually received on, the last day of the then most recently ended fiscal quarter; provided, that such calculation shall exclude each Equity Forward Contract, if any, with respect to which either (x) Guarantor or the counterparty would not reasonably be expected (as determined in good faith by Guarantor), for any reason, to be able to fulfill its obligations thereunder prior to the latest Maturity Date or (y) Guarantor no longer intends to issue shares sufficient to realize such proceeds. In the event the sum of (i) the Unencumbered Development Property Value and (ii) the Unencumbered Stabilized Asset Property Value for Unencumbered Stabilized Asset Properties which are Joint Ventures (not including downREIT properties) exceeds 25% of the Unencumbered Asset Value, such excess value shall not be included in the calculation of the Unencumbered Asset Value. For the purposes hereof, “downREIT properties” means any real property which is owned by a Person in which Initial Borrower or its Affiliate is the sole general partner or sole managing member and the third party limited partner in such Person retains economic interests in such Person which mirror ownership interests in Guarantor’s common stock. Notwithstanding the foregoing, for the purposes of calculating Unencumbered Asset Value, to the extent the aggregate Unencumbered Asset Value attributable to the net cash proceeds that would be due to Guarantor from Equity Forward Contracts pursuant to clause (c) above would exceed 7.5% of the aggregate Unencumbered Asset Value, at any time, such excess shall be excluded from the calculation.
“Unencumbered Development Property” means a real property listed on Exhibit A-2 and any additional real property which satisfies the following conditions:
(a)    such real property is wholly owned by Initial Borrower or any of its consolidated subsidiaries in fee simple title, or such real property is subject to a financeable ground lease (as determined by Administrative Agent in its reasonable discretion) in favor of Initial Borrower or any of its consolidated subsidiaries, in excess of 30 years (provided that no less than 25 years shall be remaining on such ground lease) and such real property is located within the United States;
(b)    such real property is comprised of primarily residential apartment projects under development or acquired residential apartment projects in the process of being leased up prior to stabilization; and
(c)    such real property is free of all liens, encumbrances and negative pledges, except for: (i) liens for taxes, assessments or governmental charges or levies to the extent that the owner of such real property is not yet required to pay the amount secured thereby; (ii) liens imposed by law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as the owner of such real property, as applicable, has established and maintained adequate reserves for the payment of the same and, by reason of nonpayment, such real property is not in danger of being lost or forfeited; and (iii) easements, covenants, conditions and restrictions, reciprocal easement and access agreements and similar agreements relating to ownership and operation.
Such development property shall no longer qualify as an Unencumbered Development Property on the date that is the earlier of (i) twelve months following the date on which Completion of Construction on such Unencumbered Development Property has occurred (with respect to development properties) or the date that such Unencumbered Development Property has reached stabilization (with respect to acquired properties being leased up prior to stabilization), or (ii) the first fiscal quarter in which such Unencumbered Development Property becomes an Unencumbered Stabilized Asset Property.
“Unencumbered Development Property Value” means, at any time, for all Unencumbered Development Properties, the aggregate cost book value determined in accordance with GAAP (as shown on Initial Borrower’s consolidated balance sheet).
“Unencumbered Property” means each Unencumbered Development Property and each Unencumbered Stabilized Asset Property.
“Unencumbered Stabilized Asset Property” means a real property listed on Exhibit A-1 and any additional real property which satisfies the following conditions:
(a)    such real property is wholly owned by Initial Borrower or any of its consolidated subsidiaries in fee simple title, or such real property is subject to a financeable ground lease (as determined by Administrative Agent in its reasonable discretion) in favor of Initial Borrower or any of its consolidated subsidiaries, in excess of 30 years (provided that no less than 25 years shall be remaining on such ground lease) and such real property is located within the United States;
(b)    such real property is operated primarily as residential apartments; and
(c)    such real property is free of all liens, encumbrances and negative pledges, except for: (i) liens for taxes, assessments or governmental charges or levies to the extent that the owner of such real property is not yet required to pay the amount secured thereby; and (ii) liens imposed by law, such as carrier’s, warehouseman’s, mechanic’s, materialman’s and other similar liens, arising in the ordinary course of business in respect of obligations that are not overdue or are being actively contested in good faith by appropriate proceedings, as long as the owner of such real property, as applicable, has established and maintained adequate reserves for the payment of the same and, by, reason of nonpayment, such real property is not in danger of being lost or forfeited; and (iii) easements, covenants, conditions and restrictions, reciprocal easement and access agreements and similar agreements relating to ownership and operation.
“Unencumbered Stabilized Asset Property Value” means, at any time, the aggregate of the values determined for each Unencumbered Stabilized Asset Property as follows:
(a)    if at such time Initial Borrower or its consolidated subsidiary has owned such Unencumbered Stabilized Asset Property for four or more full consecutive calendar quarters (or, with respect to any such real property that was formerly an Unencumbered Development Property or a development property, if such real property has qualified as an Unencumbered Stabilized Asset Property for four or more full consecutive calendar quarters), an amount equal to (A) its Net Operating Income for the most recent four consecutive quarter period (including, with respect to any such Unencumbered Stabilized Asset Property which is a Joint Venture, Initial Borrower’s pro rata share of such Net Operating Income, based on Initial Borrower’s Capital Interests in such Joint Venture), less the Capital Reserve for such period, divided by (B) the Capitalization Rate (expressed as a decimal);
(b)    if at such time Initial Borrower or its consolidated subsidiaries has owned such Unencumbered Stabilized Asset Property for one full calendar quarter or more but fewer than four full consecutive calendar quarters (or, with respect to any such real property that was formerly an Unencumbered Development Property or a development property, if such real property has qualified as an Unencumbered Stabilized Asset Property for one full calendar quarter or more but fewer than four full consecutive calendar quarters), an amount equal to (i) its annualized Net Operating Income for the number of the most recent full consecutive calendar quarters that Initial Borrower or its consolidated subsidiaries has owned such property (e.g., Net Operating Income for properties owned for two full consecutive calendar quarters is annualized by multiplying by a factor of two)(including, with respect to any such Unencumbered Stabilized Asset Property which is a Joint Venture, Initial Borrower’s pro rata share of such annualized Net Operating Income, based on Initial Borrower’s Capital Interests in such Joint Venture), less the Capital Reserve for such period, divided by (ii) the Capitalization Rate (expressed as a decimal); or
(c)    if at such time Initial Borrower or its consolidated subsidiaries has owned such Unencumbered Stabilized Asset Property for less than one full calendar quarter (or, with respect to any such real property that was formerly an Unencumbered Development Property or a development property, if such real property has qualified as an Unencumbered Stabilized Asset Property for less than one full calendar quarter), an amount equal to its acquisition cost (including, with respect to any such Unencumbered Stabilized Asset Property which is a Joint Venture, Initial Borrower’s pro rata share of such acquisition cost, based on Initial Borrower’s Capital Interests in such Joint Venture).
“Unrestricted Cash and Cash Equivalents” means Cash and Cash Equivalents owned by Initial Borrower and Initial Borrower’s share of any Cash and Cash Equivalents owned by any consolidated subsidiary of Initial Borrower that are not subject to any pledge, lien or control agreement, less (i) $10,000,000; (ii) amounts normally and customarily set aside by Initial Borrower for capital and interest reserves, and (iii) amounts placed with third parties as deposits or security for contractual obligations.
“Unsecured Debt” means, at any time, all Indebtedness of Initial Borrower, Guarantor and any wholly owned subsidiary of Initial Borrower or Guarantor that is not Secured Debt at the end of Guarantor’s most recent fiscal quarter, including, without limitation, Indebtedness arising under the Loan Documents;

provided, however, with respect to a Joint Venture, the Indebtedness of Initial Borrower and Guarantor with respect to such Joint Venture shall mean Initial Borrower’s and Guarantor’s pro rata share of such Indebtedness based upon their Capital Interests in such Joint Venture. Notwithstanding the foregoing, Unsecured Debt shall not include (i) any Permitted Subordinated Indebtedness, and (ii) all accounts payable, accrued interest and expenses, prepaid rents, security deposits, tax liabilities and dividends declared but not yet paid, which would otherwise be included as liabilities on the liability side of the balance sheet of Initial Borrower and/or Guarantor in accordance with GAAP.
“United States” and “U.S.” mean the United States of America.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 10.20.
“Write-Down and Conversion Powers” means (i) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (ii) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers. Terms capitalized in this Agreement and not defined in this Article 1 have the meanings given to them elsewhere in this Agreement.
Terms capitalized in this Agreement and not defined in this Article 1 have the meanings given to them elsewhere in this Agreement.
1.02    Other Interpretive Provisions.
1.03    Use of Defined Terms. Unless otherwise specified herein or therein, all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms.
1.04    Certain Common Terms.
(a)    The Agreement. The words “hereof,” “herein,” “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, schedule and exhibit references are to this Agreement unless otherwise specified.
(b)    Documents. The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(c)    Meaning of Certain Terms. The term “including” is not limiting and means “including without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(d)    Performance. Whenever any performance obligation hereunder (including a payment obligation) is stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date (other than with respect to computation of interest owed or accrued under this Agreement), the word “from” means from and including and the words “to” and “until” each mean “to and including”. If any provision of this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all reasonable means, direct or indirect, of taking or not taking such action.
(e)    Contracts. Unless otherwise expressly provided in this Agreement, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.
(f)    Laws. References to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.
(g)    Captions. The captions and headings of this Agreement are for convenience of reference only, and shall not affect the construction of this Agreement.
(h)    Independence of Provisions. If a conflict exists between the terms of this Agreement and those of any other Loan Document, this Agreement shall prevail; provided, however, that the parties acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement, or unless the applicable provisions are inconsistent or cannot be simultaneously enforced or performed.
(i)    Exhibits. All of the exhibits attached to this Agreement are incorporated herein by this reference.
(j)    Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).
1.05    Accounting Principles.
(a)    Accounting Terms. Unless the context otherwise clearly requires, all accounting terms not otherwise expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.
(b)    Fiscal Periods. References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of Guarantor and its consolidated subsidiaries.

(c)    Rounding. Any financial ratios required to be maintained by Initial Borrower or Guarantor pursuant to this Agreement or any other Loan Document shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
(d)    Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
(e)    Rates. Administrative Agent does not warrant, nor accept responsibility, nor shall Administrative Agent have any liability with respect to the administration, submission or any other matter related to any reference rate referred to herein or with respect to any rate (including, for the avoidance of doubt, the selection  of such rate and any related spread or other adjustment) that is an alternative or replacement for or successor to any such rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or the effect of any of the foregoing, or of any Conforming Changes. Administrative Agent and its affiliates or other related entities may engage in transactions or other activities that affect any reference rate referred to herein, or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing) or any related spread or other adjustments thereto, in each case, in a manner adverse to Borrower.  Administrative Agent may select information sources or services in its reasonable discretion to ascertain any reference rate referred to herein or any alternative, successor or replacement rate (including, without limitation, any Successor Rate) (or any component of any of the foregoing), in each case pursuant to the terms of this Agreement, and shall have no liability to Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or other action or omission related to or affecting the selection, determination, or calculation of any rate (or component thereof) provided by any such information source or service.
2.    LOAN AMOUNTS AND TERMS.
2.01    Term Loans.
(a)    Subject to the terms and conditions set forth herein, on the Closing Date, upon satisfaction of the conditions contained in Section 4.01, each Lender severally agrees to make a single loan to Initial Borrower and/or the Co-Borrowers in an aggregate amount equal to such Lender’s Commitment of the Term Loan. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans, Daily Simple SOFR Rate Loans or Term SOFR Rate Loans as further provided herein. The Aggregate Commitments shall be automatically and permanently reduced to zero (0) after the borrowing of the Loans pursuant to Section 2.01 hereof on the Closing Date.
2.02    Borrowings, Conversions and Continuations of Term Loan.

(a)    Each Borrowing, each conversion of Loans from one (1) Type to the other, and each continuation of Term SOFR Rate Loans shall be made upon irrevocable notice from Borrower Representative (on behalf of the applicable Borrower identified in the applicable Loan Notice) to Administrative Agent, which may be given by (a) telephone, or (b) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to Administrative Agent of a Loan Notice. The Loan Notice must be received by Administrative Agent (i) on the date of the request for any Borrowing or conversion of Daily Simple SOFR Rate Loans or Base Rate Loans, provided, that, for a request of Daily Simple SOFR Rate Loans or Base Rate Loans, such Loan Notice must be received by Administrative Agent not later than 11:00 a.m., otherwise, such Loan Notice shall be deemed to be a request for a Daily Simple SOFR Rate Loan or Base Rate Loan on the next Business Day, and (ii) not later than 11:00 a.m. two (2) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Term SOFR Rate Loans or conversion of Term SOFR Rate Loans to Daily Simple SOFR Rate Loans or Base Rate Loans. Each Borrowing of, conversion to or continuation of Term SOFR Rate Loans or Daily Simple SOFR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (v) whether Initial Borrower or a Co-Borrower is requesting a Borrowing, a conversion of Term Loans from one (1) Type to the other, or a continuation of Term SOFR Rate Loans, (w) the requested date of the applicable Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (x) the principal amount of Loans to be borrowed, converted or continued, (y) the Type of Term Loans to be borrowed or to which existing Loans are to be converted, and (z) if applicable, the duration of the Interest Period with respect thereto. If the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans shall be made as, or converted to, Daily Simple SOFR Rate Loans. Any such automatic conversion to Daily Simple SOFR Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Loans. If the Borrower Representative requests a Term SOFR Rate Loan, or a conversion to, or continuation of Term SOFR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)    Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Term Loans, and if no timely notice of a conversion or continuation is provided, Administrative Agent shall notify each Lender of the details of any automatic continuation of Term SOFR Rate Loans (or conversion to Daily Simple SOFR Rate Loans, if applicable) described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at Administrative Agent’s Office not later than: (a) 12:00 p.m., Eastern time, on the Business Day specified in the applicable Loan Notice for notices related to Term SOFR Rate Loans; (b) 3:00 p.m., Eastern time, on the Business Day specified in the applicable Loan Notice for notices related to Base Rate Loans; or (c) 3:00 p.m., Eastern time, on the Business Day specified in the applicable Loan Notice for notices related to Daily Simple SOFR Rate Loans. Upon satisfaction of the applicable conditions set forth in Section 4.01, Administrative Agent shall make all funds so received available to Initial Borrower or the applicable Co-Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Initial Borrower or the applicable Co-Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) Administrative Agent by Borrower Representative.

(c)    Administrative Agent shall promptly notify the Borrower Parties and the Lenders of the interest rate applicable to any Interest Period for Term SOFR Rate Loans upon determination of such interest rate.
(d)    Without limitation of any other conditions herein, a Borrowing or continuation of, or conversion to, Term SOFR Rate Loans shall not be permitted if:
(i)    an Event of Default or a Default has occurred and is continuing and has not been waived by Required Lenders or all Lenders, as applicable;
(ii)    the requested Borrowing or continuation of or conversion to Term SOFR Rate Loans would cause more than five (5) Interest Periods to be in effect at any one time for Term SOFR Rate Loans, after giving effect to all Term SOFR Rate Loans, all conversions of Loans from one Type to another, and all continuations of Loans as the same Type;
(iii)    the amount of Term SOFR Rate Loans requested in the request for Borrowing or continuation of or conversion to Term SOFR Rate Loans is not in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof;
(iv)    the requested interest period does not conform to the definition of Interest Period herein; or
(v)    any of the circumstances referred to in Section 3.03 shall apply with respect to the requested Borrowing or continuation of, or conversion to, Term SOFR Rate Loans.
(e)    With respect to Term SOFR and Daily Simple SOFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to Borrower Representative and the Lenders reasonably promptly after such amendment becomes effective.
(f)    Any Loan Notice identifying a Co-Borrower as the party to whom the applicable Loan should be directed may designate such Co-Borrower as the “primary obligor” with respect to such Loan and amounts payable with respect thereto. Such designation, however, shall not prevent Borrower, each other Co-Borrower and Guarantor hereunder from remaining liable for the full and final repayment of such Loan and such other amounts and for the full and final repayment of the Obligations as required pursuant to the terms hereof and Initial Borrower, each Co-Borrower and Guarantor hereby acknowledge and agree that each of them shall be and shall remain liable for the full and final repayment of each Loan, as applicable, made pursuant to the terms hereof in accordance with this Agreement, regardless of the party to whom such Loan is funded and regardless of whether a specific party is designated as the “primary obligor” with respect thereto.
2.03    Voluntary Termination or Reduction of Commitment. Borrower Representative may, upon not less than five (5) Business Days’ prior written notice to Administrative Agent, terminate the Lenders’ Commitment to make Loans to Initial Borrower or the applicable Co-Borrower(s), or permanently reduce the Maximum Facility Amount by a minimum amount of $5,000,000, unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the aggregate principal amount of the Outstanding Amount of the Loans would exceed the Maximum Facility Amount. Once reduced in accordance with this Section 2.03, the Maximum Facility Amount may not be increased. Any reduction of the Commitment amounts shall be applied to each Lender according to its Pro Rata Share. No commitment or extension fees paid prior to the effective date of any reduction of the Maximum Facility Amount or termination of the Lenders’ commitment(s) to make Loans to a Borrower Party shall be refunded, and all accrued commitment fees for the period up to but not including the effective date of any reduction or termination of the Commitments shall be payable on the effective date of such reduction or termination.
2.04    Principal Payments.
(a)    Optional Prepayments of the Loans. Borrower Representative (on behalf of the Initial Borrower or the applicable Co-Borrower(s)) may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay Term Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to Administrative Agent and be received by Administrative Agent in writing or by electronic communication no later than 10:00 a.m. (A) three (3) Business Days prior to any date of prepayment of Term SOFR Rate Loans and (B) on the date of prepayment of Base Rate Loans or Daily Simple SOFR Rate Loans; (ii) any prepayment of Term SOFR Rate Loans or Daily Simple SOFR Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Term Loans to be prepaid and, if Term SOFR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by Borrower Representative, the applicable Borrower Parties shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest on the amount prepaid, together with, in the case of any Term SOFR Rate Loans, any additional amounts required pursuant to Section 3.04 Subject to Section 2.13, each such prepayment shall be applied to the Term Loans of the Lenders in accordance with their respective Pro Rata Share.
(b)    Repayment of Loans. Borrower or the applicable Co-Borrower (on its own behalf or on behalf of the applicable Co-Borrower(s)) shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
2.05    Interest.
(a)    Subject to the provisions of subsection (b) below, (i) each Term SOFR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to Term SOFR Rate for such Interest Period plus the Applicable SOFR Loan Margin; (ii) each Daily Simple SOFR Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Daily Simple SOFR plus the Applicable SOFR Loan Margin; and (iii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Base Rate Loan Margin.
(b)

(i)    If any amount of principal of any Loan is not paid when due (including any applicable grace periods except if the date due is the stated maturity), whether at stated maturity, by acceleration or otherwise, then upon Administrative Agent’s request, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by any Borrower Party under any Loan Document is not paid when due (including any applicable grace periods except if the date due is the stated maturity), whether at stated maturity, by acceleration or otherwise, then upon Administrative Agent’s request, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Upon the request of the Required Lenders, while any Event of Default exists, the Borrower Parties shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
(d)    Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, at the election of Borrower Representative, promptly refunded to the Borrower Parties or, if it exceeds such unpaid principal, refunded to the Borrower Parties. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
2.06    Fees.In addition to all other sums payable hereunder and under the other Loan Documents, Initial Borrower shall pay to the applicable parties any and all fees and amounts specified in the Fee Letter, as and when due thereunder. Notwithstanding anything which may be construed to the contrary contained herein or in the other Loan Documents, no party to a Fee Letter shall have any obligation to share with any of the other Lenders any fees or other sums payable under or in connection with the Fee Letter, unless, and only to the extent, set forth in a separate letter agreement between such party and any such other Lender (it being understood that no party to a Fee Letter shall have any obligation to enter into any such separate letter agreements).
2.07    Computation of Interest and Fees. All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to Term SOFR) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.09, bear interest for one day. All fees shall be made on the basis of a year of 365 or 366 days, as the case may be and actual days elapsed. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
2.08    Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower Parties and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower Parties hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower or the applicable Co-Borrower (on its own behalf or on behalf of the applicable Co-Borrower(s)) shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
2.09    Payments Generally; Administrative Agent’s Clawback.
(a)    General. All payments to be made by the Borrower Parties shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower Parties hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at Administrative Agent’s Office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower Parties shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)
(i)    Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Term SOFR Rate Loans (or, in the case of any Borrowing of Base Rate Loans or Daily Simple SOFR Rate Loans, prior to 11:00 a.m. on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or Daily Simple SOFR Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02)

and may, in reliance upon such assumption, make available to the Borrower Parties a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and the Borrower Parties severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower Parties to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower Parties, the interest rate applicable to Daily Simple SOFR Rate Loans. If the Borrower Parties and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the Borrower Parties the amount of such interest paid by the Borrower Parties for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount so paid shall constitute such Lender’s Term Loan included in such Borrowing. Any payment by the Borrower Parties shall be without prejudice to any claim the Borrower Parties may have against a Lender that shall have failed to make such payment to Administrative Agent.
(ii)    Payments by the Borrower Parties; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from the Borrower Parties prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that the Borrower Parties will not make such payment, Administrative Agent may assume that the Borrower Parties have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. With respect to any payment that Administrative Agent makes for the account of the Lenders as to which Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1)  the Borrower Parties have not in fact made such payment; (2) Administrative Agent has made a payment in excess of the amount so paid by the Borrower Parties (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of Administrative Agent to any Lender or the Borrower Parties with respect to any amount owing under this clause (ii) shall be conclusive, absent manifest error.
(c)    Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower Parties by Administrative Agent because the conditions to initial Borrowing set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)    Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Term Loan, to fund any such participation or to make any payment under Section 10.04(c)on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Term Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)    Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.10    Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Term Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Term Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Term Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans and other amounts owing them, provided that:
(i)    if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section 2.10 shall not be construed to apply to (y) any payment made by or on behalf of the Borrower Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant, other than an assignment to the Borrower Parties or any consolidated subsidiary thereof (as to which the provisions of this Section 2.10 shall apply.
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
2.11    Extensions of Maturity Date.
(a)    First Extension of Maturity Date. At the option of the Borrower Parties (exercisable by the Borrower Representative on their behalf), the Initial Maturity Date may be extended for a period of 12 months (or, if such date is not a Business Day, the immediately preceding Business Day) (the “First Option Maturity Date”) if all of the following conditions are satisfied:

(i)    Borrower Representative has given written notice of the request for an extension to Administrative Agent by no earlier than ninety (90) days and by no later than thirty (30) days prior to the Initial Maturity Date;
(ii)    On or prior to the Initial Maturity Date, the Borrower Parties pay to Administrative Agent the Extension Fee, for the ratable benefit of the Lenders;
(iii)    As of the date of request and on the Initial Maturity Date there exists no Default or Event of Default that remains uncured;
(iv)    Borrower Representative delivers to Administrative Agent a certificate of each Loan Party dated as of the Initial Maturity Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of Borrower, certifying that, before and after giving effect to such extension, (I) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct on and as of the Initial Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (II) no Default exists or would result therefrom;
(v)    Borrower Representative delivers to Administrative Agent all financial information relating to the Borrower Parties and Guarantor reasonably requested by Administrative Agent; and
(vi)    Borrower Representative and Guarantor execute and deliver to Administrative Agent, on or before the Initial Maturity Date, such documentation as Administrative Agent may determine is reasonably necessary in connection with such extension, all of which must be in form and substance reasonably acceptable to Administrative Agent.
In the event that, for any reason, the Borrower Parties fail to satisfy all of the foregoing conditions, the Loan will mature and be due and payable in full on the Initial Maturity Date.
(b)    Second Extension of Maturity Date. At the option of the Borrower Parties (exercisable by the Borrower Representative on their behalf), the First Option Maturity Date may be extended for a period of 12 months (or, if such date is not a Business Day, the immediately preceding Business Day) (the “Second Option Maturity Date”) if all of the following conditions are satisfied:
(i)    Borrower Representative has given written notice of its request for an extension to Administrative Agent by no earlier than ninety (90) days and by no later than thirty (30) days prior to the First Option Maturity Date;
(ii)    On or prior to the First Option Maturity Date, the Borrower Parties pay to Administrative Agent the Extension Fee, for the ratable benefit of the Lenders;
(iii)    As of the date of request and on the First Option Maturity Date there exists no Default or Event of Default that remains uncured;
(iv)    Borrower Representative delivers to Administrative Agent a certificate of each Loan Party dated as of the First Option Maturity Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (B) in the case of Borrower, certifying that, before and after giving effect to such extension, (I) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct on and as of the First Option Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (II) no Default exists or would result therefrom;
(v)    Borrower Representative delivers to Administrative Agent all financial information relating to the Borrower Parties and Guarantor reasonably requested by Administrative Agent; and
(vi)    Borrower Representative and Guarantor execute and deliver to Administrative Agent, on or before the First Option Maturity Date, such documentation as Administrative Agent may determine is reasonably necessary in connection with such extension, all of which must be in form and substance reasonably acceptable to Administrative Agent.
In the event that, for any reason, the Borrower Parties fail to satisfy all of the foregoing conditions, the Loan will mature and be due and payable in full on the First Option Maturity Date.
2.12    Increase in Term Loans.
(a)    Request for Increase. Provided there exists no Default, upon notice to Administrative Agent (which shall promptly notify the Lenders designated by Borrower Representative to participate in such increase (such designated Lenders, the “Increasing Lenders”)), Borrower Representative may request an increase in the Maximum Facility Amount by an amount (for all such requests) not exceeding $225,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, and (ii) Borrower Representative may make a maximum of three (3) such requests. At the time of sending such notice, Borrower Representative (in consultation with Administrative Agent) shall specify the time period within which each Increasing Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Increasing Lenders).
(b)    Increasing Lender Elections to Increase. Each Increasing Lender shall notify Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Pro Rata Share of such requested increase. Any Increasing Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
(c)    Notification by Administrative Agent; Additional Lenders. Administrative Agent shall notify Borrower Representative and each applicable Lender of the Increasing Lenders’ responses to each request made hereunder. Borrower Representative may invite any Eligible Assignee that has previously been approved by Administrative Agent in writing to become a Lender under this Agreement and to provide a commitment to lend hereunder. Each of the Lenders acknowledges and agrees that, notwithstanding any contrary provision of this Agreement, (i) its consent to any such increase in the Maximum Facility Amount shall not be required, and (ii) Eligible Assignees may be added to this Agreement and any Lender may increase its Commitment without the consent or agreement of the other Lenders (provided, however, that no Lender’s

Commitment may be increased without such Lender’s consent), so long as Administrative Agent and Borrower Representative have consented in writing to such Eligible Assignee or the increase in the Commitment of any of the Lenders, as applicable.
(d)    Effective Date and Allocations. In the event that the request is granted in accordance with this Section 2.12, Administrative Agent and Borrower Representative shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. Administrative Agent shall promptly notify Borrower Representative and the applicable Lenders and Eligible Assignees of the final allocation of such increase and the Increase Effective Date.
(e)    Rights of Eligible Assignees. Upon the Increase Effective Date, and notwithstanding any contrary provision of this Agreement, (a) each such Eligible Assignee shall become a party to this Agreement, and thereafter shall have all of the rights and obligations of a Lender hereunder, (b) each such Eligible Assignee or Lender shall simultaneously pay to Administrative Agent, for distribution to the Lenders whose Pro Rata Shares of the combined Commitments of all of the Lenders have decreased as a result of the new Commitment of such Eligible Assignee or the increased Commitment of such Lender, an amount equal to the product of such Eligible Assignee's Pro Rata Share (or the increase in such Lender’s Pro Rata Share), expressed as a decimal, multiplied by the aggregate outstanding principal amount of the Loans on the date of determination, and (c) each such Eligible Assignee or Lender shall thereafter be obligated to make its Pro Rata Share of Borrowings to the Borrower Parties up to and including the amount of such Eligible Assignee’s or Lender’s Pro Rata Share of the increased Maximum Facility Amount, on the terms and subject to the conditions set forth in this Agreement.
(f)    Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) Borrower Representative shall deliver to Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (x) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (y) in the case of Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Section 6.06 shall be deemed to refer to the most recent statements furnished pursuant to Section 5.03, and (B) no Default exists or would result therefrom, (ii) (x) upon the reasonable request of any Increasing Lender made at least five (5) days prior to the Increase Effective Date, Borrower Representative shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least five (5) days prior to the Increase Effective Date and (y) at least five (5) days prior to the Increase Effective Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party. Borrower shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.03) to the extent necessary to keep the outstanding Loans ratable with any revised Pro Rata Share arising from any nonratable increase in the Commitments under this Section 2.12.

(g)    Conflicting Provisions. This Section 2.12 shall supersede any provisions in Section 2.10 or Article 10 to the contrary.
2.13    Defaulting Lenders
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Article 10.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.07 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as the Borrower Parties may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and the Borrower Parties, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower Parties as a result of any judgment of a court of competent jurisdiction obtained by the Borrower Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower Parties and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender;

provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower Parties while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
2.14    Joint and Several Liability of Borrower Parties.
(a)    Each of the Borrower Parties is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrower Parties and in consideration of the undertakings of each of the Borrower Parties to accept joint and several liability for the obligations of each of them under the Loan Documents.
(b)    Each of the Borrower Parties jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower Parties with respect to the payment and performance of all of the Obligations as to which there is a Co-Borrower, it being the intention of the parties hereto that all of the Obligations as to which there is a Co-Borrower shall be the joint and several obligations of each of the Borrower Parties without preferences or distinction among them.
(c)    If and to the extent that any of the Borrower Parties shall fail to make any payment with respect to any of the Obligations as to which there is a Co-Borrower hereunder as and when due after the expiration of all applicable grace or cure periods or to perform any of such Obligations in accordance with the terms thereof, then in each such event, the other Borrower Parties will make such payment with respect to, or perform, such Obligation.
(d)    The obligations of each Borrower Party under the provisions of this Section 2.14 constitute full recourse obligations of such Borrower Party, enforceable against it to the full extent of its properties and assets.
(e)    Except as otherwise expressly provided herein, each Co-Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Administrative Agent or any Lender under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Co-Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Administrative Agent and/or Lenders at any time or times in respect of any default by any Borrower Party in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Administrative Agent and/or Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower Party. Without limiting the generality of the foregoing, each Co-Borrower assents to any other action or delay in acting or any failure to act on the part of Administrative Agent or any Lender, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder which might, but for the provisions of this Section 2.14, afford grounds for terminating, discharging or relieving such Co-Borrower, in whole or in part, from any of its obligations under this Section 2.14, it being the intention of each Co-Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Co-Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Co-Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower Party, Administrative Agent or any Lender. The joint and several liability of the Borrower Parties hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower Party, Administrative Agent or any Lender.
(f)    The provisions of this Section 2.14 are made for the benefit of Administrative Agent and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrower Parties as often as occasion therefor may arise and without requirement on the part of Administrative Agent or any Lender first to marshal any of its claims or to exercise any of its rights against any of the other Borrower Parties or to exhaust any remedies available to it against any of the other Borrower Parties or to resort to any other source or means of obtaining payment of any of the Obligations, or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise indefeasibly fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations is rescinded or must otherwise be restored or returned by Administrative Agent and/or Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrower Parties, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated and in effect as though such payment had not been made.
(g)    Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the obligations of each Borrower Party hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.
(h)    Initial Borrower, each Co-Borrower and Guarantor (as applicable) shall have a right of contribution against any Co-Borrower designated as a “primary obligor” with respect to any portion of the Obligations to the extent Initial Borrower, any such Co-Borrower or Guarantor pays any portion of such Obligations; provided that Initial Borrower, Co-Borrowers and Guarantors shall have no such right of contribution or any right of subrogation, indemnity or reimbursement against the applicable Co-Borrower for amounts paid in connection with this Section 2.14(h) until such time as all of the Obligations have been indefeasibly fully satisfied.
2.15    Borrower Representative. Each Borrower Party hereby designates Initial Borrower (in such capacity, the “Borrower Representative”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans, conversions and continuations of Loans, designation of interest rates, delivery and receipt of notices and other communications, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), designations of Co-Borrowers pursuant to Section 5.05 and all other dealings with Administrative Agent or any Lender. The Borrower Representative hereby accepts such appointment. Such designation and appointment shall survive, and Initial Borrower shall continue to act as the Borrower Representative notwithstanding, any release of Initial Borrower as a Borrower Party pursuant to Section 5.05(b). Administrative Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice, request, election, consent or other communication delivered by the Borrower Representative on behalf of any Borrower Party, and each Borrower Party shall be bound thereby. Administrative Agent and the Lenders may give any notice to or otherwise communicate with any Borrower Party hereunder through the Borrower Representative on behalf of such Borrower Party. Each of Administrative Agent and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents.
3.    TAXES, YIELD PROTECTION AND ILLEGALITY.
3.01    Taxes.
(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes or Other Taxes, provided that if the Borrower Parties shall be required by applicable Law to deduct any Taxes (including any Indemnified Taxes or Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions for Indemnified Taxes or Other Taxes (including such deductions applicable to additional sums payable under this Section 3.01) Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower Parties shall make such deductions, and (iii) the Borrower Parties shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b)    Payment of Other Taxes by the Borrower Parties. Without limiting the provisions of Section 3.01(a) above, the Borrower Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.
(c)    Indemnification by the Borrower Parties. The Borrower Parties shall indemnify Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower Parties by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.
(d)    Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower Parties to a Governmental Authority, the Borrower Parties shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.
(e)    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to Borrower Representative (with a copy to Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative or Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower Representative or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower Representative or Administrative Agent as will enable Borrower or Administrative Agent, as applicable, to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, any Lender shall deliver to Borrower Representative and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower Representative or Administrative Agent), whichever of the following is applicable: (A) if the Lender is not a Foreign Lender, duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax and (B) if the Lender is a Foreign Lender, to the extent Lender is legally entitled to do so, (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, or (iv) any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower to determine the withholding or deduction required to be made.
(f)    Treatment of Certain Refunds. If Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower Parties or with respect to which the Borrower Parties have paid additional amounts pursuant to this Section, it shall pay to the Borrower Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower Parties under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower Parties, upon the request of Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower Parties or any other Person.
(g)    FATCA. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Parties or Administrative Agent as may be necessary for the Borrower Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 3.01(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make, maintain or fund Loans whose interest is determined by reference to SOFR, Term SOFR or Daily Simple SOFR, or to determine or charge interest rates based upon SOFR, Term SOFR or Daily Simple SOFR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to engage in reverse repurchase of U.S. Treasury securities transactions of the type included in the determination of SOFR, then, on notice thereof by such Lender to the Borrower Representative through Administrative Agent, (a) any obligation of such Lender to make, continue or convert to either Term SOFR Rate Loans or Daily Simple SOFR Rate Loans, as applicable, shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Term SOFR component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate, in each case until such Lender notifies Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower Parties shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or, if applicable, convert all Term SOFR Rate Loans and Daily Simple SOFR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by Administrative Agent without reference to the Term SOFR component of the Base Rate), immediately, in the case of Daily Simple SOFR Rate Loans and , in the case of Term SOFR Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Term SOFR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Term SOFR Rate Loans; and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon SOFR, Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Term SOFR component thereof until Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon Term SOFR. Upon any such prepayment or conversion, the Borrower Parties shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.04.
3.03    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender;
(ii)    subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)    impose on any Lender any other condition, cost or expense affecting this Agreement or Loans made by such Lender;
(iv)    and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan) then, upon request of such Lender, the Borrower Parties will (within fifteen (15) days of its receipt of any such request) pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower Parties will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in clauses (a) or (b) and delivered to the Borrower Representative shall be conclusive absent manifest error. The Borrower Parties shall pay such Lender, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
(d)    Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Article 3 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower Parties shall not be required to compensate a Lender pursuant to the foregoing provisions of this Article 3 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender notifies Borrower Representative in writing of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.04    Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, the Borrower Parties shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)    any failure by the Borrower Parties (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Representative; or

(c)    any assignment of a Term SOFR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower Representative pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower Parties shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
The amounts payable under this Section 3.04 shall never be less than zero (0) or greater than is permitted by Applicable Law. For the avoidance of doubt, no amounts will be owing under this Section 3.04 in connection with the prepayment of any Base Rate Loan.
3.05    Inability to Determine Rates.
(a)    If in connection with any request for a Term SOFR Rate Loan, or Daily Simple SOFR Rate Loan, or a conversion of Daily Simple SOFR Rate Loans to Term SOFR Rate Loans or a continuation of any of such advances, as applicable, (i) Administrative Agent determines (which determination shall be conclusive absent manifest error) that (A) no Successor Rate has been determined in accordance with Section 3.05(b) and the circumstances under Section 3.05(b)(i) exist or the Scheduled Unavailability Date has occurred, or (B) adequate and reasonable means do not otherwise exist for determining Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Rate Loan or in connection with an existing or proposed Base Rate Loan, or (C) adequate and reasonable means do not otherwise exist for determining Daily Simple SOFR in connection with an existing or proposed Daily Simple SOFR Rate Loan, or (ii) Administrative Agent or Required Lenders determine that for any reason that Term SOFR for any requested Interest Period or Daily Simple SOFR with respect to a proposed advance does not adequately and fairly reflect the cost to such Lenders of funding such advance, Administrative Agent will promptly so notify the Borrower Representative and each Lender. Thereafter, (x) the obligation of Lenders to make or maintain Term SOFR Rate Loans, Daily Simple SOFR Rate Loans, or to convert Daily Simple SOFR Rate Loans to Term SOFR Rate Loans, shall be suspended (to the extent of the affected Term SOFR Rate Loans, Daily Simple SOFR Rate Loans, or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Term SOFR component of the Base Rate, the utilization of the Term SOFR component in determining the Base Rate shall be suspended, in each case until Administrative Agent (or, in the case of a determination by Required Lenders described in Section 3.05(b), until Administrative Agent upon instruction of Required Lenders) revokes such notice. Upon receipt of such notice, (1) the Borrower Parties may revoke any pending request for a borrowing of, or conversion to, or continuation of Term SOFR Rate Loans or Daily Simple SOFR Rate Loans (to the extent of the affected Term SOFR Rate Loans, Daily Simple SOFR Rate Loans, or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Daily Simple SOFR Rate Loans (or, if the circumstances described in the applicable notice also apply to Daily Simple SOFR, Base Rate Loans) in the amount specified therein, (2) any outstanding Term SOFR Rate Loans shall be deemed to have been converted to Daily Simple SOFR Rate Loans immediately at the end of their respective applicable Interest Periods (or, if the circumstances described in the applicable notice also apply to Daily Simple SOFR, to Base Rate Loans at the end of their respective applicable Interest Periods), and (3) any outstanding Daily Simple SOFR Rate Loans shall, if the circumstances described in the applicable notice apply to Daily Simple SOFR, immediately be deemed to have been converted to Base Rate Loans.

(b)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower Representative or Required Lenders notify Administrative Agent (with, in the case of Required Lenders, a copy to the Borrower Representative) that the Borrower Parties or Required Lenders (as applicable) have determined, that:
(i)    adequate and reasonable means do not exist for ascertaining one (1) month, three (3) month and six (6) month interest periods of Term SOFR, including because the Term SOFR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or
(ii)    CME or any successor administrator of the Term SOFR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent or such administrator with respect to its publication of Term SOFR, in each case acting in such capacity, has made a public statement identifying a specific date after which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate shall or will no longer be made available, or permitted to be used for determining the interest rate of Dollar denominated syndicated loans, or shall or will otherwise cease, provided that, at the time of such statement, there is no successor administrator that is satisfactory to Administrative Agent, that will continue to provide such interest periods of Term SOFR after such specific date (the latest date on which one (1) month, three (3) month and six (6) month interest periods of Term SOFR or the Term SOFR Screen Rate are no longer available permanently or indefinitely, the “Scheduled Unavailability Date”);
(iii)    then, on a date and time determined by Administrative Agent (any such date, the “Term SOFR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, Term SOFR will be replaced hereunder and under any Loan Document with Daily Simple SOFR for any payment period for interest calculated that can be determined by Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “Successor Rate”).
If the Successor Rate is Daily Simple SOFR, all interest payments will be payable on a monthly basis.
Notwithstanding anything to the contrary herein, (i) if Administrative Agent determines that Daily Simple SOFR is not available on or prior to the Term SOFR Replacement Date, or (ii) if the events or circumstances of the type described in clauses (i) or (ii) above have occurred with respect to Daily Simple SOFR or the Successor Rate then in effect, then in each case, Administrative Agent and the Borrower Parties may amend this Agreement solely for the purpose of replacing Term SOFR, Daily Simple SOFR, and/or any then current Successor Rate in accordance with this Section at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with an alternative benchmark rate giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such alternative benchmark. and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar Dollar denominated credit facilities syndicated and agented in the United States for such benchmark, which adjustment or method for calculating such adjustment shall be published on an information service as selected by Administrative Agent from time to time in its reasonable discretion and may be periodically updated in its reasonable discretion. For the avoidance of doubt, any such proposed rate and adjustments, shall constitute a “Successor Rate”. Any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower Representative unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders object to such amendment.
Administrative Agent will promptly (in one (1) or more notices) notify the Borrower Representative and each Lender of the implementation of any Successor Rate.
Any Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for Administrative Agent, such Successor Rate shall be applied in a manner as otherwise reasonably determined by Administrative Agent.
Notwithstanding anything else herein, if at any time any Successor Rate as so determined would otherwise be less than zero (0) the Successor Rate will be deemed to be zero (0) for the purposes of this Agreement and the other Loan Documents.
In connection with the implementation of a Successor Rate, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, Administrative Agent shall post each such amendment implementing such Conforming Changes to the Borrower Representative and the Lenders reasonably promptly after such amendment becomes effective.
3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.03, or the Borrower Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.03, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower Parties hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.03, or if the Borrower Parties are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower Representative may replace such Lender in accordance with Section 10.13.
3.07    Survival. The agreements and obligations of the Borrower Parties in this Article 3 shall survive the payment and performance of all other Obligations for a period of four (4) years after the Maturity Date.
4.    CONDITIONS TO DISBURSEMENTS.

4.01    Effectiveness of this Agreement. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Loans on or after the Closing Date are subject to the satisfaction of all of the following conditions precedent:
(a)    Deliveries to Administrative Agent. Administrative Agent shall have received each of the following items, in form and substance satisfactory to Administrative Agent and the Lenders:
(i)    Loan Notice. Administrative Agent shall have received a Loan Notice requesting an extension of credit;
(ii)    Authorizations. Evidence that the execution, delivery and performance by the Borrower and Guarantor, as the case may be, of this Agreement and the other Loan Documents have been duly authorized, executed and delivered by Responsible Officers of the Borrower Parties and/or Guarantor, including, without limitation, authorizing resolutions and incumbency certificates for such Responsible Officers;
(iii)    Loan Documents. This Agreement, each Note for each Lender requesting a Note hereunder, the Guaranty and each other document the Required Lenders may reasonably require, executed and acknowledged as appropriate
(iv)    Governing Documents. Copies of the Borrower’s current partnership agreement and certificate of limited partnership and any amendments and modifications thereto, and Guarantor’s articles of incorporation and bylaws and any amendments and modifications thereto;
(v)    Good Standing. If required by Administrative Agent, Certificates of Good Standing for Borrower and Guarantor from their respective states of organization and from any other state in which Borrower or Guarantor is required to qualify to conduct its business;
(vi)    Legal Opinions. A written opinion of Borrower’s legal counsel and a written opinion of Guarantor’s legal counsel, each covering such matters as Administrative Agent may reasonably require. The legal counsel and the terms of the opinion must be reasonably acceptable to Administrative Agent;
(vii)    Insurance. If required by Administrative Agent, evidence of any insurance coverage required by Section 5.01(c) of this Agreement;
(viii)    Certificate Regarding No Default or Material Adverse Change. A certificate of Borrower’s Responsible Officer, dated as of the Closing Date, certifying that (i) the representations and warranties contained in Article 6 are true and correct on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists or would result from the extensions of credit advanced on the Closing Date; and (iii) no material adverse change in the business, assets, operations, condition (financial or otherwise) or prospects of Borrower, Guarantor or any of their subsidiaries or Affiliates has occurred since June 30, 2026, and Guarantor’s senior unsecured debt rating has not changed since June 30, 2026;
(ix)    Compliance Certificate. A duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower ended on June 30, 2026, signed by a Responsible Officer of Borrower;

(x)    Borrower Detail Form. A duly completed Borrower Detail Form, signed by a Responsible Officer of Borrower; and
(xi)    Other Items. Any other items that Administrative Agent reasonably requires.
(b)    Payment of Fees. Borrower shall have paid the fees that are due on or before the Closing Date.
(c)    Payment of Expenses. Payment of the expenses of preparing this Agreement and the other Loan Documents, including reasonable attorneys’ fees and costs and any and all other fees due from Borrower to Administrative Agent.
(d)    Beneficial Ownership and KYC. (i) Upon the reasonable request of any Lender made at least five (5) days prior to the Closing Date, Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act, in each case at least five (5) days prior to the Closing Date and (ii) at least five (5) days prior to the Closing Date, any Loan Party that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Loan Party.
Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted, or to have been satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.    COVENANTS OF BORROWER PARTIES AND GUARANTOR. Borrower Parties and Guarantor promise to keep (or cause to be kept, as applicable) each of the following covenants:
5.01    Specific Affirmative Covenants.
(a)    Compliance with Law. Guarantor shall comply with all existing and future laws (including Environmental Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws), regulations, orders and requirements of, and all agreements with and commitments to, all Governmental Authorities having jurisdiction over Guarantor or Guarantor’s business. Notwithstanding any contrary provision in this Section, Guarantor shall have a right to contest all existing and future Requirements of Law before complying therewith. Each Borrower Party shall, and shall cause its subsidiaries, as applicable, to comply with all existing and future laws (including Environmental Laws, Anti-Corruption Laws, and Anti-Money Laundering Laws), regulations, orders, building restrictions and requirements of, and all agreements with and commitments to, all Governmental Authorities having jurisdiction over any Borrower Party or such Borrower Party’s business or such subsidiary or such subsidiary’s business, as applicable, including those pertaining to the construction, sale, leasing or financing of any Unencumbered Property or the environmental condition of any Unencumbered Property, and with all recorded covenants and restrictions affecting any Unencumbered Property (all collectively, the “Requirements”). Notwithstanding any contrary provision in this Section, (i) Each Borrower Party and each applicable subsidiary of such Borrower Party shall have a right to contest all existing and future Requirements of Law (other than those relating to Environmental Laws) before complying therewith, and (ii) each Borrower Party and each such subsidiary shall have a right to contest all existing, and future Requirements relating to Environmental Laws for one year, before complying therewith, provided that no Unencumbered Property is in danger of being lost or forfeited. The Guarantor and Borrower Parties will maintain in effect and enforce policies and procedures designed to ensure compliance by each Borrower Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and Anti-Money Laundering Laws.
(b)    Anti-Corruption Laws; Sanctions. Each Borrower Party and Guarantor shall each conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and with all applicable Sanctions, and maintain policies and procedures designed to promote and achieve compliance with such laws and Sanctions.
(c)    Insurance. Each Borrower Party shall, or shall cause the applicable subsidiaries of such Borrower Party to, maintain the following insurance:
(i)    Special Form property damage insurance in non-reporting form on each of its Unencumbered Properties, with a policy limit in an amount not less than the full insurable value of the improvements located on such property on a replacement cost basis, including tenant improvements, if any, with a deductible amount, if any, reasonably satisfactory to Administrative Agent, which insurance shall cover such risks as are ordinarily insured against by similar businesses. The policy shall include a business interruption (or rent loss, if more appropriate) endorsement in the amount of six months’ principal and interest payments, taxes and insurance premiums, and any other endorsements reasonably required by Administrative Agent. In addition, with respect to any Unencumbered Development Property, builder’s risk insurance of a type and in an amount customarily carried in the case of similar construction in similar locations. Notwithstanding the foregoing, earthquake insurance with respect to any Unencumbered Property shall not be required unless (i) institutional lenders generally require earthquake insurance for similar types of multifamily real property in the geographic location where such Unencumbered Property is located, and (ii) such insurance is generally available at commercially reasonable rates.
(ii)    Comprehensive General Liability coverage with such limits as Administrative Agent may reasonably require. Coverage shall be written on an occurrence basis, not claims made, and shall cover liability for personal injury, death, bodily injury and damage to property, products and completed operations.
(iii)    Workers’ compensation insurance for all employees of each Borrower Party and each subsidiary in such amount as is required by law and including employer’s liability insurance, if required by Administrative Agent.
All policies of insurance required by Administrative Agent must be issued by companies reasonably approved by Administrative Agent and otherwise be reasonably acceptable to Administrative Agent as to amount, forms, risk coverages and deductibles. In addition, each policy (except workers’ compensation) must provide Administrative Agent at least 30 days’ prior notice of cancellation, non-renewal or modification. If any Borrower Party or the applicable subsidiary of such Borrower Party fails to keep any such coverage in effect while any Commitment is outstanding, Administrative Agent may procure the coverage at Borrower Parties’ expense. Borrower Parties shall reimburse Administrative Agent, on demand, for all premiums advanced by Administrative Agent or Lenders, which advances shall be considered to be additional loans to Borrower Parties hereunder at the Default Rate applicable to Base Rate Loans. Neither Administrative Agent nor any Lender shall, because of accepting, reasonably disapproving, approving or obtaining insurance, incur any liability for (i) the existence, nonexistence, form or legal sufficiency thereof, (ii) the solvency of any insurer, or (iii) the payment of losses.
(d)    Preservation of Rights. Each Borrower Party shall, and shall cause the applicable subsidiary of such Borrower Party to, obtain and preserve all rights, privileges and franchises necessary or desirable for the operation of each Unencumbered Property owned by any Borrower Party or such subsidiary of such Borrower Party. Borrower Parties and Guarantor shall also obtain and preserve, and shall cause their respective applicable subsidiaries to obtain and preserve, all rights, privileges and franchises necessary or desirable for the conduct of any Borrower Party’s, Guarantor’s and such subsidiaries’ business. Each Borrower Party shall, and shall cause its applicable subsidiary to, maintain any Unencumbered Property owned by it in good condition. Each Borrower Party shall, and shall cause its applicable subsidiary to, at such Borrower Party’s or such subsidiary’s sole cost and expense, follow all recommendations in any asbestos survey conducted by an expert selected by such Borrower Party or such subsidiary and approved by Administrative Agent with respect to any Unencumbered Property owned by such Borrower Party or such subsidiary regarding safety conditions for, and maintenance of, any asbestos containing materials, including any recommendation to institute an O&M Plan.
(e)    Taxes. Borrower Parties and Guarantor shall make, and shall cause their respective applicable subsidiaries to make, timely payments of all local, state and federal taxes it is required to pay; provided, however, that none of any Borrower Party, Guarantor or any such subsidiary need pay any such taxes (i)(a) that it is contesting in good faith and by appropriate proceedings that were promptly commenced and are being diligently pursued, and (b) for which such Borrower Party, Guarantor or such subsidiary, as applicable, has created an appropriate reserve or other provision as required by GAAP, and no material property of any Borrower Party, Guarantor or such subsidiary is in imminent danger of being lost or forfeited or (ii) the failure to pay would not result in a material adverse effect.
(f)    Certificate of Beneficial Ownership and Other Additional Information. If any Borrower Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, then such Borrower Party shall provide to Administrative Agent and the Lenders: (i) promptly upon such qualification, a Certificate of Beneficial Ownership in form and substance acceptable to Administrative Agent and the Lenders and thereafter from time to time confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Administrative Agent and the Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Administrative Agent and the Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with applicable laws (including without limitation the Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent or such Lender to comply therewith.
5.02    Payment of Expenses.
(a)    Borrower Parties shall jointly and severally pay or reimburse Administrative Agent, within fifteen (15) days after demand, for (i) the costs of electronic distribution services

(such as Debt X, SyndTrak or IntraLinks) incurred in connection with the closing and administration of the transactions contemplated by the Loan Documents (which costs with respect to administration are expected to be approximately $5,500, plus approximately $600 for the filing of CUSIP registration numbers); and (ii) costs, expenses and other amounts described in Section 10.04(a) hereof. Such costs and expenses shall include fees for due diligence and environmental services (including only those services performed by Administrative Agent or Lender employees and the cost of those services that Administrative Agent or any Lender incurs because it believes that such services are required), electronic distribution service charges, legal fees and expenses of counsel, counsel’s travel expenses associated with any syndication, lender meetings or other conferences and any other reasonable fees and costs for services, regardless of whether such services are furnished by Administrative Agent’s or any Lender’s employees or by independent contractors.
(b)    Borrower Parties shall jointly and severally pay or reimburse Administrative Agent for the benefit of each Lender within fifteen (15) days after demand for all costs and expenses, including all electronic distribution service, legal, audit and review fees and expenses (including the allocated cost of such services by Administrative Agent’s employees) incurred by Administrative Agent in connection with the enforcement or preservation of any rights or remedies under any Loan Document with respect to a Default or an Event of Default (including any “workout” or restructuring of the Loans, and any bankruptcy, insolvency or other similar proceeding, judicial proceeding or arbitration).
(c)    Each Borrower Party acknowledges that none of the fees described in Section 2.06 include amounts payable by Borrower Parties under this Section 5.02. All such sums incurred by Administrative Agent or any Lender and not immediately reimbursed by Borrower Parties within fifteen (15) days of written notice by Administrative Agent shall be considered an additional loan to Borrower Parties hereunder at the Default Rate applicable to Base Rate Loans. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Obligations.
5.03    Financial and Other Information; Certification. Borrower Parties shall provide to Administrative Agent (and Administrative Agent shall promptly provide copies to the Lenders of any such information received) the following financial information and statements for Guarantor and its consolidated subsidiaries prepared on a consolidated basis:
(a)    Within ninety (90) days after each fiscal year end, the annual audited consolidated financial statements of Guarantor prepared in accordance with GAAP, and accompanied by the opinion of KPMG LLP or another nationally recognized Certified Public Accountant stating that such consolidated financial statements present fairly the financial positions of Guarantor for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and are not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.
(b)    Within forty-five (45) days after the end of each of the first three fiscal quarters, quarterly unaudited financial statements of Guarantor, including cash flow statements, certified by a Responsible Officer of Guarantor, and (to the extent appropriate), prepared on a consolidated basis according to GAAP.
(c)    If requested by Administrative Agent, copies of each of Initial Borrower’s and Guarantor’s federal income tax return (with all schedule K-l’s attached), within fifteen (15) days of filing, and, if requested by Administrative Agent, copies of any extensions of the filing date, certified by an appropriate Responsible Officer as being complete and correct in all material respects.
(d)    Copies of Guarantor’s Form 10-K Annual Report within ninety (90) days of its fiscal year end.
(e)    Copies of Guarantor’s Form 10-Q Quarterly Report within forty-five (45) days after the end of each calendar quarter except fiscal year end and copies of all statements, reports and notices, sent or made available generally by Initial Borrower or Guarantor to their respective security holders at the time they are so sent or made available, any financial statements contained therein to be certified by the chief financial officer of Initial Borrower, and (to the extent appropriate) to be prepared on a consolidated basis according to GAAP and to include Initial Borrower and Guarantor.
(f)    Within sixty (60) days of the end of each of the first three fiscal quarters and, in addition, within ninety (90) days of the end of each fiscal year, a Compliance Certificate signed and certified by an authorized financial officer of Borrower Representative (i) setting forth the information and computations (in sufficient detail) to determine the Gross Asset Value, the Total Liabilities, the Unsecured Debt, the Secured Debt, the Unencumbered Stabilized Asset Property Value, the Unencumbered Development Property Value, the Unencumbered Asset Value, the EBITDA, the Fixed Charges, and to establish that Borrower Parties are in compliance with all financial covenants set forth in this Agreement at the end of the period covered by the financial statements then being furnished, (ii) stating specifically that the Outstanding Amount of Loans is less than or equal to the Maximum Facility Amount, and (iii) setting forth whether there existed as of the date of the most recent financial statements of Guarantor and its consolidated subsidiaries and whether there exists as of the date of the certificate, any Default or Event of Default under this Agreement and, if any such Default or Event of Default exists, specifying the nature thereof and the action the applicable Loan Party is taking and proposes to take with respect thereto.
(g)    Any other financial or other information concerning the affairs and properties of any Borrower Party, Guarantor and any subsidiary of a Borrower Party or Guarantor as Administrative Agent may reasonably request, to be furnished promptly upon such request.
Documents required to be delivered pursuant to Section 5.03 (d) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Borrower Party posts such documents, or provides a link thereto on such Borrower Party’s website on the Internet at its website address set forth on the signature page hereof (or such other website address as notified to Administrative Agent and the Lenders); or (ii) on which such documents are posted on a Borrower Party’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (A) upon request by Administrative Agent, each Borrower Party shall deliver paper copies of such documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent, and (B) each Borrower Party shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding the foregoing, in every instance a Borrower Party shall be required to provide paper copies of the Compliance Certificates required hereunder. Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by any Borrower Party with any such request for delivery, and each Lender shall be solely responsible for maintaining its copies of such documents.
Each Borrower Party and, by its execution of its consent hereto, Guarantor, each hereby acknowledge that (a) Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of any Borrower Party, Guarantor or any subsidiary of a Borrower Party or Guarantor hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on SyndTrak or IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to any Borrower Party, Guarantor, any subsidiary of a Borrower Party or Guarantor or their securities) (each, a “Public Lender”). Each Borrower Party and, by its execution of its consent hereto, Guarantor, each agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” each Borrower Party, Guarantor and each subsidiary of a Borrower Party or Guarantor shall be deemed to have authorized Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to any Borrower Party, Guarantor, any subsidiary of a Borrower Party or Guarantor or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information. they shall be treated as set forth in Section 10.06); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, neither any Borrower Party nor Guarantor shall be under any obligation to mark any Borrower Materials “PUBLIC.”
5.04    Notices. Each Borrower Party shall promptly notify Administrative Agent in writing (and Administrative Agent shall promptly provide copies to the Lenders of any such notice received) of any knowledge that any officer of any Borrower Party or Guarantor has of:
(a)    any litigation affecting any Borrower Party, Guarantor, any Unencumbered Property, and/or any subsidiary or affiliate of any Borrower Party or Guarantor that directly owns any Unencumbered Property or any development property or whose financial results are consolidated with those of such Borrower Party or Guarantor for reporting purposes, in each case where the aggregate amount at risk or at issue (including litigation costs and attorneys’ fees and expenses, but excluding claims which, in Administrative Agent’s reasonable judgment, are expected to be covered by insurance) exceeds: (1) in the case of litigation affecting an Unencumbered Property, an aggregate amount of $10,000,000, or (2) in the case of litigation affecting any Borrower Party, Guarantor or any such subsidiary or affiliate of any Borrower Party or Guarantor, an aggregate amount of $50,000,000;
(b)    any written notice from any Governmental Authority having jurisdiction thereover that any property or Initial Borrower’s or Guarantor’s business fails in any material respect to comply with any applicable Law (including any Environmental Law), regulation or court order, where the failure to comply could have a material adverse effect on any Borrower Party or Guarantor;
(c)    any material adverse change in the physical condition of any Unencumbered Property or any Borrower Party’s or Guarantor’s financial condition or operations, or any other circumstance that materially adversely affects any Borrower Party’s or any subsidiary of a

Borrower Party’s intended use of any Unencumbered Property or any Borrower Party’s ability to repay the Loan;
(d)    (i) any Default or Event of Default and any failure to comply with this Agreement or any other Loan Document or (ii) any failure to comply with any other material agreement to which any Borrower Party or Guarantor or any consolidated subsidiary of a Borrower Party is a party, including, but not limited to, any loan documentation relating to Indebtedness of any Borrower Party, Guarantor or any such consolidated subsidiary of such Borrower Party, where such noncompliance has a material adverse effect on the ability of any Borrower Party, Guarantor or such consolidated subsidiary of such Borrower Party to perform their respective obligations under the terms of the Loan Documents;
(e)    any change in any Borrower Party’s or Guarantor’s name, legal structure, jurisdiction of formation, place of business to a state other than the State of California, or chief executive office to a state other than the State of California if any Borrower Party or Guarantor has more than one place of business;
(f)    any actual or threatened condemnation of any portion of any Unencumbered Property given in writing to any Borrower Party or any subsidiary of a Borrower Party, as the case may be, by any Governmental Authority, or any loss of or substantial damage to any Unencumbered Property;
(g)    any notice of any cancellation, alteration or non-renewal of any insurance coverage maintained with respect to any Unencumbered Property;
(h)    any written notice received by any Borrower Party from any Governmental Authority that any Unencumbered Property, or any use activity, operation or maintenance thereof or thereon, is not in material compliance with any Law, including any Environmental Laws, and including notice of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Initial Borrower or any Subsidiary of Initial Borrower which owns any Unencumbered Property or any of their respective Unencumbered Properties pursuant to any applicable Environmental Laws which is reasonably likely to result in material liability, and (ii) any environmental or similar condition on any real property adjoining or in the vicinity of any Unencumbered Property of any Borrower Party or any Subsidiary of a Borrower Party that could reasonably be anticipated to cause the applicable Unencumbered Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Unencumbered Property under any Environmental Laws; or
(i)    any announcement by any of Moody’s, S&P and/or Fitch, if such rating agency has provided a rating on Initial Borrower’s senior unsecured long term debt, regarding a change or possible change in such rating of Initial Borrower’s senior unsecured long term debt.
5.05    Addition of Co-Borrowers; Release of Borrower Parties.
Borrower Representative shall provide to Administrative Agent, to the extent the Borrower Parties intend to qualify any then-existing domestic Joint Venture or domestic Subsidiary of a Loan Party, or to re-admit any Person previously released (including Initial Borrower) pursuant to Section 5.05(b), as a party entitled to directly borrow Loan funds pursuant to the terms hereof and to otherwise act as a Borrower Party for purposes of this Agreement (a “Co-Borrower”):

(i)    a written request to designate such Joint Venture or Subsidiary (or such previously released Person) as a Co-Borrower;
(ii)    a Co-Borrower Joinder Agreement executed by each of Initial Borrower and such Joint Venture or Subsidiary (or, in the case of a re-admission, by such previously released Person and the other Borrower Parties); and
(iii)    Notes for each Lender executed by the proposed Co-Borrower; provided that
(A)    Borrower Representative shall provide to Administrative Agent and Lenders, and Administrative Agent and Lenders shall be reasonably satisfied with the documentation and other information requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act;
(B)    any Joint Venture or Subsidiary (or previously released Person) designated from time to time as a Co-Borrower hereunder shall, at all times (until released as a Co-Borrower hereunder) remain liable for all of the outstanding Obligations as a Co-Borrower;
(C)    Essex Property Trust, Inc., a Maryland corporation shall remain as a Guarantor at all times; and
(D)    no Event of Default shall have occurred or be continuing at such time as a Joint Venture or Subsidiary of a Borrower (or any previously released Person) is designated as a Co-Borrower hereunder and no Event of Default would result from such designation.
(b)    Borrower Representative shall provide to Administrative Agent, to the extent the Borrower Parties intend to cause the release of any Borrower Party from its qualification as a Borrower or Co-Borrower hereunder:
(i)    a written request for the release of the applicable Borrower Party;
(ii)    in the case of release of Initial Borrower as a Borrower, a Guaranty in substantially the same form as Exhibit F, executed by Initial Borrower; and
(iii)    a Borrower Assignment and Assumption Agreement in substantially the form of Exhibit I, executed by each Person that will remain a Borrower following such release, pursuant to which the remaining Borrower Parties, jointly and severally, assume all Obligations and all other indebtedness, liabilities and obligations hereunder of the Borrower Party being released that are outstanding as of the date of such release (including all Obligations originally incurred by the Initial Borrower); provided that:
(A)    any such request for release shall only be effective upon Administrative Agent’s receipt of the materials required pursuant to this Section 5.05(b) (and Administrative Agent shall provide written confirmation of such release promptly upon such receipt, it being agreed that such confirmation shall not be a condition to the effectiveness of such release);

(B)    upon release of Initial Borrower as Borrower, Initial Borrower shall immediately become a Guarantor hereunder and remain subject to all of the terms and conditions set forth herein with respect to Guarantors; and
(C)    after giving effect to any such release, at least one Person shall remain a Borrower hereunder.
5.06    Negative Covenants.
(a)    Limitations on Certain Activities. Without the prior written consent of the Required Lenders (or Administrative Agent at the request of the Required Lenders), which consent shall not be unreasonably withheld or delayed:
(i)    other than in the ordinary course of a Borrower Party’s business, no Borrower Party shall lease all or a substantial part of such Borrower Party’s business or such Borrower Party’s assets;
(ii)    neither any Borrower Party nor Guarantor shall enter into or invest in any consolidation, merger, pool, syndicate or other combination unless such Borrower Party, or Guarantor, as applicable, is the surviving entity and control of such Borrower Party does not change;
(iii)    the legal structure of Initial Borrower shall not change from a limited partnership that is an operating partnership whose sole general partner is Guarantor; the legal structure of Guarantor shall not change from a publicly traded real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857; and the legal structure of Initial Borrower and Guarantor shall not change from a so-called up-REIT;
(iv)    the legal structure of each Borrower Party shall not change from the date on which it becomes a Co-Borrower pursuant to Section 5.05; provided that no transfer of, or change in, the direct or indirect ownership interests in any Borrower Party shall constitute a change in legal structure so long as it does not result in a Change in Control;
(v)    None of any Borrower Party’s nor Guarantor’s jurisdiction of formation, place of business, or chief executive office (if such Borrower Party or Guarantor has more than one place of business) shall change except upon 30 days’ prior written notice to Administrative Agent; and
(vi)    Initial Borrower’s general partner shall not change from Guarantor.
(b)    Material Changes. None of any Borrower Party nor Guarantor shall in any case (including by any division or plan of division under Delaware law or any comparable event under a different jurisdiction’s laws):
(i)    liquidate or dissolve such Borrower Party’s or Guarantor’s business; or
(ii)    dispose of all or substantially all of such Borrower Party’s or Guarantor’s business or of such Borrower Party’s or Guarantor’s assets.
5.07    Type of Business; Development Covenants. Each Borrower Party shall own, manage, finance, lease and/or operate as an owner, developer and/or asset manager of multifamily residential properties, and all of such Borrower Party’s other business activities and investments shall be incidental thereto, with the exception of the investments described in clause (d) below. Guarantor and its consolidated subsidiaries shall not own at any time, on a consolidated basis, and without duplication:
(a)    entitled and unentitled land,
(b)    development properties,
(c)    Joint Venture Investments, and
(d)    real estate assets (other than multifamily residential properties), or investments in, or loans to, companies that own and/or develop real estate (other than multifamily residential properties), the value of which exceeds the following (the “Development Limits”): in the aggregate for all assets described in clauses (a)-(d) above, 35% of Gross Asset Value, or in the aggregate for the assets described in clause (a) above, 10% of Gross Asset Value, or in the aggregate for the assets described in clause (b) above, 25% of Gross Asset Value. Notwithstanding anything to the contrary herein, in the event any of the Development Limits are exceeded at any time, such failure to comply with the Development Limits requirements shall not constitute a Default or Event of Default hereunder but any such excess value shall not be included in the calculation of Gross Asset Value hereunder.
For the purpose of calculating the value for assets in clauses (a) and (b) above, projects that have not yet attained a stabilized occupancy (which, for this purpose only, shall be 90% occupancy) shall be valued at the book value of the project (multiplied, if such project is owned by a Joint Venture, by the applicable Borrower Party’s Capital Interest in such Joint Venture). Projects that attain 90% occupancy shall no longer be considered for the purpose of calculating the Development Limits contained in this Section 5.07.
5.08    Performance of Acts. Upon request by Administrative Agent, each Borrower Party and Guarantor shall perform all acts required of them which may be reasonably necessary or advisable to carry out the intent of the Loan Documents.
5.09    Keeping Guarantor Informed. Each Borrower Party shall keep Guarantor (and any other Person giving a guaranty to Administrative Agent and Lenders with regard to the Loans), in its capacity as a guarantor, informed of such Borrower Party’s financial condition and business operations and all other circumstances that may affect such Borrower Party’s ability to pay or perform its obligations under the Loan Documents. In addition, each Borrower Party shall deliver to Guarantor and any other guarantor all of the financial information required to be furnished to Administrative Agent hereunder.
5.10    Maximum Total Liabilities to Gross Asset Value. Total Liabilities at the end of each calendar quarter shall not exceed 60% of Gross Asset Value at such time; provided, however, Total Liabilities may exceed 60%, so long as for acquisition purposes it does not exceed more than 65%, during any four (4) consecutive calendar quarters. For the purposes of this covenant, (a) Total Liabilities shall be adjusted by deducting therefrom an amount equal to the lesser of (i) Indebtedness that by its terms is scheduled to mature on or before the date that is 24 months from the date of calculation, and (ii) Unrestricted Cash and Cash Equivalents and (b) Gross Asset Value shall be adjusted by deducting therefrom the amount by which Indebtedness is adjusted under clause (a).
5.11    Secured Debt Limitation. The amount of Secured Debt at the end of each calendar quarter shall not exceed 40% of the Gross Asset Value at such time.

5.12    Fixed Charge Coverage Ratio. The ratio determined at the end of each calendar quarter of (a) EBITDA for the four consecutive calendar quarter period ending on such determination date divided by (b) the amount of Fixed Charges for such four calendar quarter period shall not be less than 1.50:1.00.
5.13    Maximum Unsecured Debt Leverage Ratio. The ratio determined at the end of each calendar quarter of (a) the Unencumbered Asset Value for the four consecutive calendar quarter period ending on such date divided by (b) the amount of Unsecured Debt for such four calendar quarter period shall not be less than 1.50:1.00.
5.14    Maximum Quarterly Dividends. During the continuance of any Event of Default, aggregate distributions shall not exceed the minimum amount that Guarantor must distribute to its shareholders in order to qualify as a real estate investment trust under the provisions of Internal Revenue Code Sections 856 and 857 and not incur tax liability under the provisions of Internal Revenue Code Sections 857 and 4981.
5.15    Negative Pledge; Limitations on Affiliate Indebtedness.
(a)    No Borrower Party shall, nor shall any Borrower Party permit any of its Subsidiaries to, create, assume, or allow any Lien (including any judicial lien) on any Unencumbered Property, and neither any Borrower Party nor Guarantor shall create, assume or allow any Lien (including any judicial lien) on such Borrower Party’s or Guarantor’s direct or indirect ownership interests in any of their respective subsidiaries, except for Permitted Liens; it being understood and agreed by each Borrower Party, Guarantor (as a signatory hereto in its capacity as the general partner of Initial Borrower), and the other parties hereto that nothing contained in this Section 5.15 shall be deemed or construed to prohibit any Borrower Party and Guarantor from delivering from time to time a negative pledge covenant substantially in the form contained in this Section 5.15 under and pursuant to a third party credit agreement (including any institutional private placement note agreement) or notes issued at any time in a Rule 144A, Regulation S or public offering or exchange of such notes to the institutional creditor or creditors party to any such third party credit agreement (including any such private placement note agreement) or holders of such notes.
(b)    No Borrower Party shall, nor shall any Borrower Party permit any of its Subsidiaries to, create, assume or allow any negative pledge agreement in favor of any other Person affecting or relating to any Unencumbered Property, other than a negative pledge agreement as contemplated by Section 5.15(a) under and pursuant to a third party credit agreement (including any third party private placement note agreement) with institutional investors or under and pursuant to notes issued at any time in a Rule 144A, Regulation S or public offering or exchange of such notes. In addition, neither any Borrower Party nor Guarantor shall incur nor permit their respective subsidiaries to incur (in this context, an “Obligor”) any intercompany Indebtedness owing to such Borrower Party, Guarantor, any such subsidiary of such Borrower Party or Guarantor or any other Affiliate (in this context, an “Intercompany Creditor”) other than on fair and reasonable terms substantially as favorable to the Obligor as would be obtainable by the Obligor at the time in a comparable arm’s length transaction with a Person other than the Intercompany Creditor.
(c)    Each Borrower Party shall have the right to contest (and to cause its applicable subsidiary to contest) in good faith by appropriate legal or administrative proceeding the validity of any prohibited Lien affecting its properties so long as (i) no Event of Default exists and is continuing, (ii) such Borrower Party first deposits (or causes its applicable subsidiary to deposit) with Administrative Agent a bond or other security satisfactory to Administrative Agent in the amount reasonably required by Administrative Agent; (iii) such Borrower Party immediately commences (or causes its applicable subsidiary to immediately commence) its contest of such Lien and continuously pursues the contest in good faith and with due diligence; (iv) foreclosure of the Lien is stayed; and (v) such Borrower Party pays (or causes its applicable subsidiary to pay) any judgment rendered for the Lien claimant or other third party, unless such judgment has been stayed as the result of an appeal, within 30 days after the entry of the judgment. Each Borrower Party will (or will cause its applicable subsidiary to) discharge or elect to contest and post an appropriate bond or other security within 30 days of written demand by Administrative Agent.
5.16    Change in Ownership of Initial Borrower or Management of the Unencumbered Property. No Borrower Party shall cause, permit or suffer (a) any change of the general partner of Initial Borrower, or (b) any Change in Control of Guarantor (whether by tender offer for a majority of the outstanding shares of Guarantor, a merger in which Guarantor is not the surviving entity, or otherwise).
5.17    Books and Records. Each of each Borrower Party and Guarantor shall maintain (and shall cause each of their respective subsidiaries to maintain) adequate books and records (provided that, with respect to any such subsidiary, such books and records shall mean its income and expense statements).
5.18    Audits. Each of each Borrower Party and Guarantor shall allow (and shall cause their respective subsidiaries to allow) Administrative Agent and any of its respective agents to inspect its properties and examine, audit and make copies of its books and records at any reasonable time upon reasonable notice to such Borrower Party. If any of the properties, books or records of any Borrower Party, Guarantor or any of their subsidiaries are in the possession of a third party, such Borrower Party or Guarantor as applicable, shall authorize (and cause their respective applicable subsidiaries to authorize) that third party to permit Administrative Agent or any of its respective agents to have access to perform inspections or audits and to respond to Administrative Agent’s requests for information concerning such properties, books and records.
5.19    Cooperation. Each of each Borrower Party and Guarantor shall take any action reasonably requested by Administrative Agent to carry out the intent of this Agreement.
5.20    ERISA Plans. Each Borrower Party shall give prompt written notice to Administrative Agent of the occurrence of any ERISA Event.
5.21    Use of Proceeds. Each Borrower Party shall use the proceeds of the Loans only for (a) financing for acquisition, development and/or redevelopment of real and personal property, (b) refinancing existing Indebtedness, (c) general corporate purposes, (d) working capital in such Borrower Party’s business, and (e) other purposes permitted by such Borrower Party’s organizational documents as they appear as of the Closing Date, in the case of Initial Borrower, or the date on which such Borrower Party becomes a Co-Borrower pursuant to Section 5.05, in the case of the Borrower Parties (including, without limitation, dividends and other distributions), other than the repurchase of Guarantor’s common stock.
5.22    Use of Proceeds. No Borrower Party shall use any proceeds of the Loans, directly or indirectly, to purchase or carry, or reduce or retire any loan incurred to purchase or carry, any “Margin Stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulation U.

5.23    Sanctions . No Borrower Party shall use any proceeds of the Loans, directly or indirectly, to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, to fund any activities of or business with any Person that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.
5.24    Anti-Corruption Laws . No Borrower Party shall use any proceeds of the Loans, directly or indirectly, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other anti-corruption legislation in other jurisdictions.
6.    REPRESENTATIONS AND WARRANTIES. When Borrower and Guarantor sign this Agreement, or when any Borrower Party joins this Agreement as a Co-Borrower pursuant to Section 5.05, and until Administrative Agent and Lenders are repaid in full, Borrower, each Borrower Party, if applicable, and Guarantor make the following representations and warranties. Each request for an extension of credit hereunder constitutes a renewal of each of the following representations and warranties.
6.01    Organization of Borrower Parties and Guarantor. Initial Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of California. Guarantor is an entity duly organized, validly existing and in good standing under the laws of its state of formation or organization. Each Borrower Party is an entity duly organized, validly existing and in good standing under the laws of its state of formation or organization.
6.02    Authorization. The execution and compliance with this Agreement and each Loan Document to which any Borrower Party or Guarantor is a party are within such Person’s powers, have been duly authorized, and do not conflict with any of such Person’s organizational or formation papers.
6.03    Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower Party, enforceable against such Borrower Party in accordance with its terms, and it and any Loan Document to which any Borrower Party or Guarantor is a party, when executed and delivered, will be similarly legal, valid, binding and enforceable, except as the same may be limited by insolvency, bankruptcy, reorganization, or other laws relating to or affecting the enforcement of creditors’ rights or by general equitable principles.
6.04    Good Standing. In each state in which any Borrower Party or Guarantor does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.
6.05    No Conflicts. Neither any Borrower Party, Guarantor nor any Unencumbered Property, are in violation of, nor do the terms of this Agreement or any other Loan Document conflict with, any law (including any Environmental Laws, Anti-Corruption Laws and applicable Sanctions), regulation or ordinance, any order of any court or governmental entity, any organizational documents of any Borrower Party or Guarantor, or any covenant or agreement affecting any Borrower Party or Guarantor or any Unencumbered Property, which has a Material Adverse Effect.
6.06    Financial Information. All financial information which has been and will be delivered to Administrative Agent, including all information relating to the financial condition of each Borrower Party, Guarantor, and their respective subsidiaries and any Unencumbered Property, did as of its date fairly and accurately represent the financial condition being reported on. All such information was and will be prepared in accordance with GAAP, unless otherwise noted. Since December 31, 2025, there has been no Material Adverse Effect.

6.07    No Borrower Party is a “Foreign Person”. No Borrower Party is a “foreign person” within the meaning of Section 1445(1)(3) of the Internal Revenue Code of 1986, as amended from time to time.
6.08    Lawsuits. There are no lawsuits, actions, tax claims, investigations, proceedings, or other disputes, pending or threatened, in any court or before any arbitrator or Governmental Authority that purport to affect any Borrower Party, Guarantor, any subsidiaries or Affiliates of any Borrower Party or Guarantor, any Unencumbered Property, or any transaction contemplated by this Agreement or any other Loan Document that will have a Material Adverse Effect or material adverse effect on any transaction contemplated by this Agreement or any other Loan Document.
6.09    Permits, Franchises. Each Borrower Party and Guarantor each possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
6.10    Other Obligations. Neither any Borrower Party nor Guarantor is in material default (taking into account all applicable cure periods, if any) on any material obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.
6.11    Income Tax Returns. Except as otherwise disclosed to Administrative Agent in a writing referring to this Section 6.11, no Borrower Party has any knowledge of any pending assessments or adjustments of the income tax of any Borrower Party or Guarantor in an amount in excess $500,000 for any year, individually or in the aggregate.
6.12    No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an Event of Default under this Agreement.
6.13    ERISA Plans.
(a)    Each Borrower Party has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.
(b)    No Reportable Event has occurred that could reasonably be expected to result in a Material Adverse Effect.
(c)    No action by any Borrower Party to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.
(d)    No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
6.14    Location of Borrower Parties. Each Borrower Party’s place of business (or, if such Borrower Party has more than one place of business, its chief executive office) is located at the address listed in Schedule 1.2 attached hereto or at such other place as to which such Borrower Party has notified Administrative Agent in writing.
6.15    No Required Third Party/Governmental Approvals. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with any third party or any Governmental Authority,

is necessary or required in connection with the execution, delivery or performance of this Agreement or any other Loan Document to which any Borrower Party or Guarantor is a party, or the enforcement of any such agreements against any Borrower Party or Guarantor.
6.16    Regulated Entities. No Borrower Party is an “Investment Company” within the meaning of the Investment Company Act of 1940; or subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute or regulation limiting its ability to incur Indebtedness.
6.17    OFAC; Anti-Corruption Laws.
(a)    Neither any Borrower Party, nor any of its respective Subsidiaries, nor, to the knowledge of any Borrower Party and its respective Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (a) currently the subject or target of any Sanctions, (b) included on OFAC’s List of Specially Designated Nationals or the UK Sanctions List, or any similar list enforced by any other relevant sanctions authority or (c) located, organized or resident in a Designated Jurisdiction. Each Borrower Party and its Subsidiaries have conducted their businesses in compliance in all material respects with all applicable Sanctions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such Sanctions.
(b)    Each Borrower Party and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other applicable anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.
6.18    Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Administrative Agent and the Lenders for Borrower on or prior to the Closing Date (if such certification was required to be delivered to Administrative Agent), as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date thereof and as of the date any such update is delivered. The Certificate of Beneficial Ownership executed and delivered to Administrative Agent and the Lenders for the applicable Borrower Party on or prior to the date such Borrower Party becomes a Co-Borrower pursuant to Section 5.05 (if such certification was required to be delivered to Administrative Agent), as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date thereof and as of the date any such update is delivered.
6.19    Affected Financial Institution. Neither any Borrower Party nor any of its Affiliates or Subsidiaries is an Affected Financial Institution.
6.20    Covered Entities. Neither Borrower nor any of its Affiliates or Subsidiaries is a Covered Entity.
7.    DEFAULT AND REMEDIES.
7.01    Events of Default. Borrower Parties will be in default under this Agreement upon the occurrence of any one or more of the following events (each, an “Event of Default”):
(a)    Any Borrower Party fails to make any payment due hereunder, or fails to make any payment demanded by Administrative Agent under any Loan Document, on the earlier of

(i) the Maturity Date or (ii) within fifteen (15) days after (x) the date when due or (y) if the payment is unscheduled, the date when payment is demanded by Administrative Agent; or
(b)    Borrower (or, if applicable, any Borrower Party) fails to perform or observe any term, covenant or agreement contained in (i) any of Sections 5.14, 5.22 or 5.23; or (ii) any of Sections 5.03, 5.04(d), 5.06, 5.15 or 5.18 and does not cure that failure within fifteen (15) days after written notice from Administrative Agent; or (iii) Section 5.04 (other than Section 5.04(d)) and does not cure that failure within fifteen (15) days after Borrower’s Knowledge of such failure; or (iv) Section 5.16(a) and (b); or (v) any of Sections 5.10, 5.11, 5.12 or 5.13 and does not cure that failure within forty-five (45) days after the end of the fiscal quarter in which such Default arose; or
(c)    Any Borrower Party fails to comply with any covenant contained in this Agreement other than those referred to in clauses (a) and (b), and does not either cure that failure within thirty (30) days after written notice from Administrative Agent, or, if the default cannot be cured in thirty (30) days, such Borrower Party fails to promptly commence cure (in any event, within ten (10) days after receipt of such notice), and thereafter diligently prosecute such cure to completion, and complete such cure within ninety (90) days after receipt of such notice: or
(d)    (i) Any Borrower Party, Guarantor or any subsidiary of any Borrower Party or Guarantor institutes or consents to the institution of any Insolvency Proceeding, makes an assignment for the benefit of creditors or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Borrower Party, Guarantor or any subsidiary of such Borrower Party or Guarantor and the appointment continues undischarged or unstayed for sixty (60) calendar days; (iii) any Insolvency Proceeding relating to any Borrower Party, Guarantor or any subsidiary of any Borrower Party or Guarantor or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; (iv) any Borrower Party, Guarantor or any subsidiary of any Borrower Party or Guarantor becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or (v) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Borrower Party, Guarantor or any subsidiary of any Borrower Party or Guarantor and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(e)    Any Borrower Party or Guarantor dissolves or liquidates; or
(f)    Any representation or warranty made or given in any of the Loan Documents proves to be false or misleading in any material respect; or
(g)    Guarantor breaches or fails to comply with any covenant contained in this Agreement or any other Loan Document applicable to it, other than those defaults included within clause (b) above, and does not cure that failure within thirty (30) days after written notice from Administrative Agent, or, if the default cannot be cured in thirty (30) days, Guarantor fails to promptly commence cure (in any event, within ten (10) days after receipt of such notice), and thereafter diligently prosecute such cure to completion, and complete such cure within ninety (90) days after receipt of such notice; or

(h)    A defined event of default occurs under any of the Loan Documents; or
(i)    A final non-appealable judgment or order is entered against any Borrower Party, Guarantor or any subsidiary of any Borrower Party or Guarantor that materially adversely affects (i) such Borrower Party’s or such subsidiary’s intended use of one or more of the Unencumbered Properties or (ii) such Borrower Party’s or Guarantor’s ability to repay the Loans; or
(j)    Any Borrower Party or Guarantor fails, after the expiration of applicable cure periods, if any, to perform any obligation under any other agreement such Borrower Party has with Administrative Agent or any Lender or any Affiliate of Administrative Agent or any Lender; or
(k)    Any Borrower Party, Guarantor or a subsidiary of any Borrower Party or Guarantor defaults (taking into account applicable notice and cure periods, if any) in connection with any credit such Person has with any holder of Indebtedness of such Person, (i) and such default consists of the failure to make a payment when due on one or more obligations that are recourse to such Borrower Party, Guarantor or a subsidiary of such Borrower Party or Guarantor whose outstanding principal amount exceeds $50,000,000 individually or in the aggregate and such default has not been waived by the holder of such Indebtedness, or (ii) as result of such default, one or more obligations that are recourse to such Borrower Party, Guarantor or a subsidiary of such Borrower Party or Guarantor whose outstanding principal amount exceeds $50,000,000 individually or in the aggregate have been accelerated; or
(l)    Essex Property Trust, Inc., a Maryland corporation shall no longer qualify as a real estate investment trust under the provisions of Code Sections 856 and 857; or
(m)    (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000, or (ii) any Borrower Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000; or
(n)    Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect (unless such Loan Document is replaced in a manner reasonably satisfactory to Administrative Agent); or any of any Borrower Party or Guarantor or a subsidiary of any Borrower Party or Guarantor contests in any manner the validity or enforceability of the remedies of Administrative Agent or any Lender under any Loan Document; or a party to a Loan Document (other than any Lender or Administrative Agent) denies that it has any further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document.
Notwithstanding the foregoing, any event or circumstance described in the foregoing clauses (a)-(n) with respect to any subsidiary of any Borrower Party or Guarantor shall not constitute an Event of Default hereunder as long as each Unencumbered Property owned by such subsidiary is not included in the calculation of the Unencumbered Asset Value hereunder for so long as such event or circumstances continues to exist.

7.02    Remedies. If any Event of Default occurs, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders:
(a)    Termination of Commitment to Lend. Declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall forthwith be terminated; and
(b)    Acceleration of Loans. Declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower Parties; and
(c)    Exercise of Rights and Remedies. Exercise all rights and remedies available to it under the Loan Documents or applicable Law; provided, however, that upon the occurrence of any event specified in Section 7.01(d) above, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Administrative Agent or any Lender.
7.03    Application of Funds. After the exercise of remedies provided for in Section 7.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including legal fees and expenses and amounts payable under Sections  5.02, and 10.04) payable to Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including amounts payable under Sections 2.06, 3.01, 3.03, 3.04, 5.02, and 10.04), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of any and all other remaining Obligations (not otherwise specified above in this Section 7.03); and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower Parties or as otherwise required by law.
8.    ACCOMMODATION MORTGAGES.
8.01    Request for Accommodation Mortgage. In the event any Borrower Party, a Joint Venture, or a Subsidiary elects to either (a) acquire any real property with an existing mortgage and assign such mortgage to Administrative Agent, for the benefit of the Lenders, or (b) place a mortgage on an already owned real property in favor of Administrative Agent, for the benefit of the Lenders (any such real property, an “Accommodation Mortgage Property”) then, subject to the obligations of the relevant borrower under any related Existing Accommodation Mortgage Note, if applicable, such Borrower Party shall provide to Administrative Agent not less than thirty-five (35) days’ prior written notice of such intent.
8.02    Conditions Precedent. Administrative Agent shall accept each Accommodation Mortgage (and shall promptly thereafter record, or cause to be recorded, such Accommodation Mortgage in the appropriate recording office, at the applicable Borrower Party’s cost and expense) upon satisfaction of the following conditions precedent:
(a)    no monetary or material non-monetary Default or Event of Default shall then exist;
(b)    Initial Borrower shall have been released, or shall be substantially concurrently released, as a Borrower and shall be a Guarantor, consistent with the requirements set forth in Section 5.05(b)(ii);
(c)    if applicable, such Borrower Party shall cause any related Existing Accommodation Mortgage Note and the related Existing Accommodation Mortgage to be assigned to Administrative Agent, for the ratable benefit of the Lenders;
(d)    at least thirty-five (35) days prior to either (i) the assignment of such Existing Accommodation Mortgage Note and Existing Accommodation Mortgage to Administrative Agent or (ii) placing a new mortgage on such real property, as applicable, such Borrower Party shall have satisfied the following documentation requirements:
(i)    evidence as to whether the real property encumbered by an Accommodation Mortgage is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by Administrative Agent and held by Administrative Agent on behalf of the Lenders, and
(ii)    if such real property is a Flood Hazard Property, (A) evidence as to whether the community in which such real property is located is participating in the National Flood Insurance Program, (B) such Borrower Party’s written acknowledgment of receipt of written notification from Administrative Agent as to the fact that such real property is a Flood Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program; (C) copies of such Borrower Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to Administrative Agent and naming Administrative Agent as sole loss payee on behalf of the Lenders; and (D) completion of Lenders’ flood diligence review and requirements (collectively, the “Flood Insurance Requirements”); and
(iii)    any other items that Administrative Agent reasonably requires to ensure compliance with all Applicable Laws, rules, regulations and other internal compliance requirements set forth by Administrative Agent’s internal compliance departments.
8.03    Accommodation Mortgage Notes. Any Accommodation Mortgage Note shall evidence a portion of the same payment Obligations under the Loan Documents as those evidenced by the Notes. So long as (but only so long as) any Accommodation Mortgage is held by Administrative Agent as the mortgagee thereunder, then for purposes of Sections 5.10, 5.11, 5.12, and 5.13, the indebtedness evidenced by the related Accommodation Mortgage Note shall be deemed to constitute Secured Debt hereunder and shall not constitute Unsecured Debt.
8.04    Borrower Party as Co-Obligor. The applicable Borrower Party hereby acknowledges that it shall be deemed to be a co-obligor in respect of each Accommodation Mortgage Note, if the obligor thereunder is a Joint Venture or Subsidiary, rather than a Borrower Party. The liability of such Borrower Party for the obligations evidenced by each Accommodation Mortgage Note shall be absolute and unconditional irrespective of:
(a)    any lack of validity or enforceability of such Accommodation Mortgage Note, the related Accommodation Mortgage, any other Loan Document, any participating lease for a real property or any other agreement or instrument relating thereto;
(b)    any change in the time, manner, or place of payment of, or in any other term of, such Accommodation Mortgage Note or Accommodation Mortgage, or any other amendment or waiver of or any consent to departure from any other Loan Document or any participating lease for a real property;
(c)    any exchange, release, or nonperfection of any collateral, if applicable, or any release or amendment or waiver of or consent to departure from any other agreement or guaranty, relating to such Accommodation Mortgage Note or any related Accommodation Mortgage; or
(d)    any other circumstances which might otherwise constitute a defense available to, or a discharge of, such Borrower Party in respect thereof (other than repayment of the underlying Indebtedness evidenced thereby).
8.05    Release of Accommodation Mortgages.
(a)    If requested at any time by the applicable Borrower Party, a Joint Venture that owns an Accommodation Mortgage Property, a Subsidiary that owns an Accommodation Mortgage Property, or, with the prior written consent of Borrower Representative, Administrative Agent or the Required Lenders, Administrative Agent shall cause an Accommodation Mortgage to be released. Such release of such Accommodation Mortgage shall not require the consent of any Lender or be subject to the satisfaction of any conditions precedent other than the preparation (at such Borrower Party’s sole cost and expense) of appropriate release documentation in customary form and otherwise satisfactory to Administrative Agent in its reasonable discretion.
(b)    Notwithstanding anything to the contrary contained in this Article 8, (i) any sale or other disposition of any Accommodation Mortgage Property occurring in connection with any such assignment or release of an Accommodation Mortgage must comply with the provisions of Section 5.05 hereof and (ii) Administrative Agent shall have no obligation to release any Accommodation Mortgage during the existence of a monetary or other material Event of Default under Article 7 unless either (A) Administrative Agent has determined in its reasonable discretion, that release of such Accommodation Mortgage is reasonably likely to result in a cure of such Event of Default or (B) all Lenders have consented to such release and (iii) from and after the time of any release or assignment of any Accommodation Mortgage, any Indebtedness of any Borrower Party or any of its Subsidiaries secured by the related Accommodation Mortgage Property must not result in any Default or Event of Default under Section 7.01.

8.06    Waivers. Each applicable Borrower Party makes the waivers set forth below in respect of each Accommodation Mortgage Note and each Accommodation Mortgage.
(a)    General.
(i)    Such Borrower Party hereby waives promptness, diligence, notice of acceptance, notice of acceleration, notice of intent to accelerate and any other notice with respect to any of its obligations under any Accommodation Mortgage Note or any Accommodation Mortgage (unless expressly set forth in the Loan Documents).
(ii)    Such Borrower Party hereby waives any requirement that Administrative Agent or any Lender protect, secure, perfect, or insure any Lien or any real property subject thereto (other than the requirement that Administrative Agent record each Accommodation Mortgage as provided in Section 8.02) or exhaust any right or take any action against such Borrower Party or any other Person or any collateral, if any, including any action required pursuant to a legal requirement
(b)    Waiver of Subrogation.
(i)    Such Borrower Party hereby irrevocably waives, until satisfaction in full of all of its obligations under the Accommodation Mortgage Notes and the Accommodation Mortgages and termination of all Commitments, any claim or other rights which it may acquire against any Joint Venture or Subsidiary that arise from such Borrower Party’s obligations under any Accommodation Mortgage Note, Accommodation Mortgage or any other Loan Document, including, without limitation, any right of subrogation (including, without limitation, any statutory rights of subrogation under Section 509 of the Bankruptcy Code, 11 U.S.C. §509, or otherwise), reimbursement, exoneration, contribution, indemnification, or any right to participate in any claim or remedy of Administrative Agent or any Lender against such Joint Venture or Subsidiary or any collateral which Administrative Agent or any Lender now has or acquires. If any amount shall be paid to any Borrower Party in violation of the preceding sentence and the obligations under such Accommodation Mortgage Note or such Accommodation Mortgage shall not have been paid in full and all of the Commitments terminated, such amount shall be held in trust by Administrative Agent for the ratable benefit of the Lenders and shall promptly be paid to Administrative Agent for the ratable benefit of the Lenders to be applied to the obligations under such Accommodation Mortgage Note or such Accommodation Mortgage, whether matured or unmatured, as Administrative Agent may elect. Such Borrower Party acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and that the waiver set forth in this clause is knowingly made in contemplation of such benefits.
(ii)    Such Borrower Party further agrees that it will not enter into any agreement providing, directly or indirectly, for any contribution, reimbursement, repayment, or indemnity by any subsidiary or any other Person on account of any payment by such Borrower Party to Administrative Agent or any Lender under any Accommodation Mortgage Note or any Accommodation Mortgage.
9.    ADMINISTRATIVE AGENT.

9.01    Appointment and Authority. Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Administrative Agent, the Lenders, and neither any Borrower Party nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
9.02    Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower Party or any subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.03    Exculpatory Provisions. Administrative Agent or the Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent or the Arranger, as applicable:
(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates, that is communicated to, obtained or in the possession of, Administrative Agent, Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent herein;
(d)    shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 7.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to Administrative Agent by a Borrower Party or a Lender; and
(e)    shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.
9.04    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for the Borrower Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
9.05    Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 9 shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
9.06    Resignation of Administrative Agent.
(a)    Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower Parties, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring

Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower Representative and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower Representative, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom). The fees payable by the Borrower Parties to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower Parties and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article 9 and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (x) while the retiring or removed Administrative Agent was acting as Administrative Agent and (y) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
9.07    Non-Reliance on Administrative Agent, the Arranger and Other Lenders. Each Lender expressly acknowledges that none of Administrative Agent nor the Arranger has made any representation or warranty to it, and that no act by Administrative Agent or the Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by Administrative Agent or the Arranger to any Lender as to any matter, including whether Administrative Agent or the Arranger have disclosed material information in their (or their Related Parties’) possession. Each Lender represents to Administrative Agent and the Arranger that it has, independently and without reliance upon Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower Parties hereunder. Each Lender also acknowledges that it will, independently and without reliance upon

Administrative Agent, the Arranger, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender represents and warrants that (a) the Loan Documents set forth the terms of a commercial lending facility and (b) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender agrees not to assert a claim in contravention of the foregoing. Each Lender represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, Joint Bookrunners, Co-Syndication Agents or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party or Guarantor, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on the Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and Administrative Agent under Sections 5.02 and 10.04) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of

Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 5.02 and 10.04.
(c)    Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
9.10    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower Party or Guarantor, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (i) clause (i) of 9.10(a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with clause (a)(iv) of Section 9.10(a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower Party or Guarantor, that Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.11    Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time Administrative Agent makes a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by the Borrower Parties at such time, where such payment is a Rescindable Amount, then in any such event, each Lender receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Lender in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender promptly upon determining that any payment made to such Lender comprised, in whole or in part, a Rescindable Amount.
10.    MISCELLANEOUS.
10.01    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower Party or Guarantor therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and, in the case of an amendment, by each Borrower Party or Guarantor, and acknowledged by Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment or consent shall:
(a)    waive any condition set forth in Section 4.01 without the written consent of each Lender and promptly upon entry into any such amendment, modification or supplement, Administrative Agent will provide Lenders with notice and a copy of any such amendment, modification or supplement;
(b)    increase the Maximum Facility Amount, or increase or reinstate the Commitment of any Lender without the written consent of such Lender;
(c)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders, or any of them, hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the rate of interest or any fees or other amounts payable in connection with the Loans except as expressly provided in this Agreement without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate”, or (ii) to amend any financial covenant hereunder (or any defined term used therein);
(e)    change Section 2.10 or Section 7.03 in a manner that would alter the pro rata sharing of payments or the order of application required thereby without the written consent of each Lender directly affected thereby;
(f)    change the voting percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders, or any of them, to take any action hereunder (e.g., the provisions of this Article 10 or the definition of the term “Required Lenders”), without the written consent of each Lender;
(g)    amend this or any provision requiring consent of all Lenders for action by the Lenders or Administrative Agent, without the written consent of each Lender;
(h)    discharge any Borrower Party or Guarantor, or release all or substantially all of the collateral securing the Obligations, if any, without the written consent of each Lender, except as otherwise may be provided in the Loan Documents, or except where only the consent of the Required Lenders is expressly required by any Loan Document; or
(i)    subordinate, or have the effect of subordinating, (y) the Obligations hereunder to any other Indebtedness, or (z) the Liens securing the Obligations, if any, to Liens securing any other Indebtedness, in each case without the prior consent of each Lender directly affected thereby;
and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.
In addition, notwithstanding the foregoing, (a) with the consent of the Borrower Representative, Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), (b) without the consent of any Lender or any Borrower Party, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Maximum Facility Amount, or (ii) any assignment by any Lender of some or all of its Commitment amount, Administrative Agent shall, and is hereby authorized to, revise Schedule 1.1 to reflect such change, whereupon such revised Schedule 1.1 shall replace the old Schedule 1.1 and become part of this Agreement, and (c) with the consent of the Borrower Representative, Administrative Agent may amend or amend and restate this Agreement and the other Loan Documents without the consent of any Lender, if (i) upon giving effect to such amendment or amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended or amended and restated), (ii) the Commitments of such Lender shall have terminated, (iii) such Lender shall have no other commitment or other obligation hereunder, and (iv) such Lender shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents.
10.02    Notices; Effectiveness; Electronic Communication.

(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.02(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower Representative, any other Borrower Party or Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 1.2; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to any Borrower Party).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such Section 10.02(b).
(b)    Electronic Communications. (i) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or Intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article 2 if such Lender has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications, and (ii) unless Administrative Agent otherwise prescribes, (y) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (z) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (y) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (y) and (z), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF

THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower Party, Guarantor, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower Party’s, Guarantor’s or Administrative Agent’s transmission of Borrower Materials through the Internet.
(d)    Change of Address, Etc. Each of each Borrower Party and Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower Representative and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
(e)    Reliance by Administrative Agent and Lenders. Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower Representative by a Person identifying himself or herself as a Responsible Officer, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower Parties shall jointly and severally indemnify Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower Representative by a Person identifying himself or herself as a Responsible Officer. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 7.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section  10.07 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 7.02 and (ii) in addition to the matters set forth in clauses (b), and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04    Costs and Expenses; Indemnity; Waiver of Consequential Damages, Etc.
(a)    Costs and Expenses. The Borrower Parties shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable out-of-pocket expenses incurred by Administrative Agent and/or any Lender (including the fees, charges and disbursements of any counsel for Administrative Agent and/or any Lender), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent or any Lender in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification by Borrower Parties. The Borrower Parties shall indemnify Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower Party or any other Loan Party) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, (including the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Substances on or from any property owned or operated by any Borrower Party or any of its Subsidiaries, or any Environmental Laws related in any way to any Borrower Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower Party or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY

OR SOLE NEGLIGENCE OF THE INDEMNITEE ; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, (y) result from a claim brought by a Borrower Party or Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower Party or Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of any Borrower Party and that is brought by an Indemnitee against another Indemnitee (other than against the Arranger or Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01, this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)    Reimbursement by Lenders. To the extent that any Borrower Party for any reason fails to indefeasibly pay any amount required under (a) or (b) to be paid by it to Administrative Agent (or any sub-agent thereof), or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 10.04(c) are subject to the provisions of Section 2.09(d).
(d)    Payments. All amounts due under this Section shall be payable not later than fifteen (15) days after demand therefor.
(e)    Survival. The agreements in this Section shall survive the resignation of Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
(f)    Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, each Borrower Party agrees that it will not assert, and hereby waives, any claim against Administrative Agent, any Lender or any Related Party of any of the foregoing (each, a “Lender-Related Party”) on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan, or the use of the proceeds thereof. To the fullest extent permitted by applicable law, Administrative Agent and each Lender agrees that it will not assert, and hereby waives, any claim against any Borrower Party on any theory of liability, for special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of any Loan Document or any agreement or instrument contemplated thereby, the transactions contemplated thereby, any Loan, or the use of the proceeds thereof; No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

10.05    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.05(b), (ii) by way of participation in accordance with the provisions of Section 10.05(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.05(e). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.05(d) and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignment by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) at the time owing to it; provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000, unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower Representative otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed);
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section  10.05 and, in addition:
(A)    the consent of each Borrower Party (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that such Borrower Party shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof; and
(B)    the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) to any Borrower Party or any of such Borrower Party’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of each Borrower Party and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)    Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section 10.05, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this

Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.03, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) or the Borrower Parties (at their expense), as applicable, shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.05.
(c)    Register. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties, shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower Parties, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower Parties and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower Parties or Administrative Agent, sell participations to any Person (other than a natural person, a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender, or any Borrower Party or any of such Borrower Party’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower Parties, Guarantor, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement: provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a)-(g) of Section 10.01 that directly affects such Participant. Subject to clause (e) of this Section 10.05, each Borrower Party agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.03, 3.04 and 10.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.05, provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.05 and (B) shall not be entitled to receive any greater payment under Section 3.01 or 3.03, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Representative’s request and at the Borrower Parties’ expense, to use reasonable efforts to cooperate with the Borrower Representative to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.07 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
10.06    Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.06, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower Parties and their obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating any Borrower Party or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of each Borrower Party or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.06, (y) becomes available to Administrative Agent, any Lender, or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower Party or (z) is independently discovered or developed by a party hereto without utilizing any Information received from any Borrower Party or violating the terms of this Section 10.06. In addition, Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing in this Section 10.06 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”), without notice to any other Person, to the extent that any such prohibition on disclosure set forth in this Section 10.06 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.
For purposes of this Section, “Information” means all information received from any Borrower Party or any subsidiary thereof relating to any Borrower Party or any subsidiary thereof or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower Party or any subsidiary thereof, provided that, in the case of information received from any Borrower Party or any subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.06 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
For the avoidance of doubt, nothing in this Section shall prohibit any Person from voluntarily communicating, disclosing or providing information within the scope of the confidentiality provisions of this Section regarding suspected violations of laws, rules, or regulations to a governmental, regulatory or self-regulatory organization without any notification to any Person.
Each of Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning a Borrower Party or a subsidiary thereof, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
10.07    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, with the prior written consent of Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower Parties against any and all of the obligations of any Borrower Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or its respective Affiliates, may have. Each Lender agrees to notify the Borrower Representative and Administrative Agent promptly after any such setoff and application, provided, however that the failure to give such notice shall not affect the validity of such setoff and application.
10.08    No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties signing this Agreement and their successors and assigns. No trust is created by this Agreement and no other persons or entities shall have any right of action under this Agreement or any right to the Loan funds.

10.09    Payments Set Aside. To the extent that any payment by or on behalf of any Borrower Party or Guarantor is made to Administrative Agent, or any Lender, or Administrative Agent, or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff, or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
10.10    Counterparts; Integration; Effectiveness. This Agreement, may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement and any other Loan Documents by facsimile or in electronic format (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Documents, provided, however that Administrative Agent reserves the right to require delivery of an original signature page in addition to any signature page delivered via facsimile or electronic format.
10.11    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
10.12    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
10.13    Replacement of Lenders. If any Borrower Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or Section 3.03, or if any Lender is a Defaulting Lender, then the Borrower Representative may, on behalf of such Borrower Party and, at the sole expense and effort of such Borrower Party, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.05), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a)    such Borrower Party shall have paid to Administrative Agent the assignment fee specified in Section 10.05(b);
(b)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) and from such Borrower Party (in the case of all other amounts);
(c)    in the case of any such assignment resulting from a claim for compensation under Section 3.03 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)    such assignment does not conflict with applicable Laws; and
(e)    in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
(f)    a Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower Party to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by each Borrower Party, Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
10.14    Governing Law; Jurisdiction; Etc.
(a)    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
(b)    SUBMISSION TO JURISDICTION. EACH BORROWER PARTY AND ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND

OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    WAIVER OF VENUE. EACH BORROWER PARTY AND ADMINISTRATIVE AGENT IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02(a). NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
(e)    California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (i) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (ii) the prevailing party, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all fees and expenses of any referee appointed in such action or proceeding.

10.15    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
10.16    USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Borrower Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower Party and each other Loan Party, which information includes the name and address of such Borrower Party and each other Loan Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Borrower Party and each other Loan Party in accordance with the Act. Each Borrower Party and each other Loan Party shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
10.17    Time of the Essence. Time is of the essence of the Loan Documents.
10.18    No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower Party and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent, the Arranger, and the Lenders are arm’s-length commercial transactions between each Borrower Party, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, the Arranger, and the Lenders, on the other hand, (B) each Borrower Party and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower Party and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent, the Arranger and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Borrower Party, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither Administrative Agent, the Arranger nor any Lender has any obligation to any Borrower Party, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower Parties, the other Loan Parties and their respective Affiliates, and neither Administrative Agent, the Arranger, nor any Lender has any obligation to disclose any of such interests to any Borrower Party, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Borrower Party and each other Loan Party hereby waives and releases any claims that it may have against Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.19    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any applicable Resolution Authority.
10.20    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 10.20, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ § 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.21    Electronic Execution; Electronic Records; Counterparts. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties and each of Administrative Agent and the Lenders agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Administrative Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, Administrative Agent is not under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent Administrative Agent has agreed to accept such Electronic Signature, Administrative Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party and/or any Lender without further verification and (b) upon the request of Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record”

and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). Administrative Agent shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution or signed using an Electronic Signature) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
Each of the Loan Parties and each Lender hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) waives any claim against Administrative Agent, each Lender and each Related Party for any liabilities arising solely from Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Loan Parties to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
Each of the parties represents and warrants to the other parties that it has the corporate capacity and authority to execute this Agreement and any other Communication through electronic means and there are no restrictions on doing so in that party’s constitutive documents.
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IN WITNESS WHEREOF, Borrower and the other parties hereto have duly executed and delivered this Agreement as of the date first above written.

BORROWER:
ESSEX PORTFOLIO, L.P., a California limited partnership
By:	Essex Property Trust, Inc., a Maryland corporation, its General Partner
By:	/s/ BARBARA PAK
	Name:	Barbara Pak
	Title:	Executive Vice President and Chief Financial Officer
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.

ADMINISTRATIVE AGENT AND LENDER:
BANK OF AMERICA, N.A.
By:	/s/ DENNIS KWAN
	Name:	Dennis Kwan
	Title:	Senior Vice President
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.

LENDERS:
CITY NATIONAL BANK
By:	/s/ CYNTHIA CHOY
	Name:	Cynthia Choy
	Title:	Vice President
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ DAVID C. DROUILLARD
	Name:	David C. Drouillard
	Title:	Senior Vice President
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.

TD BANK, N.A.
By:	/s/ GEORGE SKOUFIS
	Name:	George Skoufis
	Title:	Vice President
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.

JPMORGAN CHASE BANK, N.A.
By:	/s/ AMIT MUDALIAR
	Name:	Amit Mudaliar
	Title:	Authorized Officer
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.

ASSOCIATED BANK, NATIONAL ASSOCIATION
By:	/s/ MITCHELL VEGA
	Name:	Mitchell Vega
	Title:	Senior Vice President
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.

CONSENT OF GUARANTOR
Reference is made to that certain Term Loan Agreement dated as of September 24, 2026 (the “Term Loan Agreement-’), to which this Consent is attached. Capitalized terms used but not defined in this Consent shall have the meanings set forth in the Term Loan Agreement.
Essex Property Trust, Inc., a Maryland corporation, as the “Guarantor” under the Term Loan Agreement (a) acknowledges and consents to the terms and provisions of the Term Loan Agreement; (b) makes the representations set forth in Article 6 of the Term Loan Agreement that apply to Guarantor; (c) agrees to be bound by the covenants of Articles 5 and 10 of the Term Loan Agreement that apply to Guarantor; (d) acknowledges and affirms its obligations as a guarantor in favor of Administrative Agent and the Lenders pursuant to the Guaranty which it is executing and delivering on the date hereof; and (e) represents and warrants, to its knowledge, it has no defense, set-off, counterclaim or challenge against the performance of its obligations under the Guaranty or the enforcement of any of the terms or conditions thereof.
Notwithstanding the foregoing or anything to the contrary set forth elsewhere herein or in any Loan Document, nothing herein shall (a) result in any Accommodation Mortgage or other real property that is or becomes collateral for the Loan securing the Guaranty or (b) result in Guarantor being primarily obligated for the Loan or under the Loan Agreement.
Dated as of September 24, 2026

ESSEX PROPERTY TRUST, INC. a Maryland corporation
By:	/s/ ANNE MORRISON
	Name:	Anne Morrison
	Title:	Executive Vice President, Chief Administrative Officer, and General Counsel
Signature Page to
Term Loan Agreement
Essex Portfolio, L.P.